UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OneBeacon Insurance Group, Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2016

 Annual General Meeting

of Members and

 Proxy Statement

ONEBEACON INSURANCE GROUP, LTD.

NOTICE OF 2016 ANNUAL GENERAL MEETING OF MEMBERS

TO BE HELD MAY 25, 2016

April 12, 2016

Notice is hereby given that the 2016 Annual General Meeting of Members of OneBeacon Insurance Group, Ltd. will be held on Wednesday, May 25, 2016, at 12:00 noon Atlantic Time at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. At this meeting, you will be asked to consider and vote upon the following proposals:

1)	to elect three of the Company’s directors to Class I with a term ending in 2019;

2)	to authorize the election of the Board of Directors of Split Rock Insurance, Ltd.;

3)	to authorize the election of the Board of Directors of Grand Marais Capital Limited;

4)	to authorize the election of the Board of Directors of any new designated subsidiary of the Company; and

5)	to approve the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2016.

The Company’s audited financial statements for the year ended December 31, 2015, as approved by the Company’s Board of Directors, will be presented at the Annual General Meeting.

Members who own common shares on the record date, which is March 30, 2016: (1) who are individuals, may attend and vote at the meeting in person or by proxy; or (2) which are corporations or other entities, may have their duly authorized representatives attend and vote at the meeting in person or by proxy. A list of all members entitled to vote at the meeting will be open for public examination during regular business hours beginning on or about April 12, 2016, at the Company’s registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Every person entitled to vote shares has the right to do so either in person or by a written proxy executed and filed with the Secretary. For your convenience, we offer three ways for members to vote by proxy in advance of the Annual General Meeting: by electronic completion of a proxy, by telephonic completion of a proxy, or, if a member requested a paper copy of these materials, by completing and mailing the proxy card in the postage-paid envelope provided. Instructions regarding these voting options are described in the Notice Regarding the Availability of Proxy Materials we mailed to all members and on the proxy card, if one was requested. We encourage all members to vote by proxy whether or not they expect to attend the meeting.

All members are invited to attend this meeting.

By Order of the Board of Directors,

Sarah A. Kolar
Secretary

ONEBEACON INSURANCE GROUP, LTD. PROXY STATEMENT

OneBeacon Insurance Group, Ltd. (the “Company”) is an exempted Bermuda limited liability company that is publicly traded on the New York Stock Exchange under the symbol “OB.” The Company’s underwriting companies offer a range of specialty insurance products sold through independent agencies, regional and national brokers, wholesalers and managing general agencies. Each business is managed by an experienced team of specialty insurance professionals focused on a specific customer group or industry segment, and providing distinct products and tailored coverages and services. OneBeacon’s solutions target group accident; commercial surety; content, technology and services liability; design professionals liability; entertainment, sports and leisure; environmental; excess property; financial services; financial institutions; healthcare professionals liability; management liability; ocean and inland marine; programs; public entities; technology; and tuition refund.

Our parent company, White Mountains Insurance Group, Ltd. (“White Mountains”), is a holding company whose businesses provide property and casualty insurance, reinsurance and certain other products. As of March 30, 2016, White Mountains, through various subsidiaries, beneficially owns all of the Company’s issued and outstanding Class B shares, representing 96.9% of the voting power of our voting securities and 76.1% of our outstanding common shares.

Our headquarters are located at 14 Wesley Street, 5th Floor, Hamilton HM 11, Bermuda. Our U.S. corporate headquarters are located at 605 Highway 169 North, Plymouth, MN 55441. Our registered office is located at 2 Church Street, Hamilton HM 11, Bermuda.

ONEBEACON INSURANCE GROUP, LTD.

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Company’s Board of Directors (the “Board”) for the 2016 Annual General Meeting of Members (the “2016 Annual Meeting”), to be held on Wednesday, May 25, 2016, at Tucker’s Point Hotel, 60 Tucker’s Point Drive, Hamilton Parish, Bermuda. The solicitation of proxies will be made primarily by mail, and the Proxy Statement and related proxy materials (including the Company’s Annual Report on Form 10-K for 2015) will be made available to members of record on or about April 12, 2016. The Company is bearing the cost of solicitation.

Members Entitled to Vote at the 2016 Annual Meeting

Holders of the Company’s common shares, par value $0.01 per share, as of the close of business on March 30, 2016, the record date, are entitled to vote at the meeting. This includes shares for which you are the “member of record,” those for which you are the beneficial owner held in “street name,” and shares credited to your account in the Company’s 401(k) plan. On the record date, there were 94,344,560 common shares outstanding and eligible to vote, 22,589,822 of which were Class A common shares (“Class A shares”), and 71,754,738 of which were Class B common shares (“Class B shares”).

●	You are the “member of record” if your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services. If you are the member of record, we have made these proxy materials available to you directly and you may grant your voting proxy directly to us or vote in person at the meeting.

●	You hold your shares in “street name” if your shares are held in a stock brokerage account or by another person, as nominee, on your behalf. If you hold shares in street name, your broker or nominee is making these proxy materials available to you and will provide you a voting instruction card to use. You must use this voting card or follow its instructions regarding voting by proxy on the Internet or by telephone to instruct your broker or nominee as to how you would like to vote your shares. Voting instructions and deadlines vary by institution. You are invited to attend the meeting but may not vote your shares in person at the meeting unless you receive a proxy from your broker or nominee.

●	If you hold shares through the Company’s 401(k) plan, we have made these proxy materials available to you directly. You may vote by Internet or telephone.

If you hold your shares in street name, NYSE rules provide that your broker or nominee may only vote on your behalf without specific voting instructions from you on “routine” matters, such as the appointment of the Company’s independent registered public accounting firm (Proposal 5). The election of directors proposals are considered “non-routine” matters, and your broker or nominee will therefore be unable to vote on your behalf on these matters unless you provide specific voting instructions by way of the voting instruction card your broker or nominee provides you. If you do not instruct your broker or nominee on Proposals 1, 2, 3 and 4 (referred to as a broker non-vote), your vote will be considered as present for quorum purposes but not included in the number of votes cast for these ballot items and will have no effect on the voting for these items. If you abstain, your vote will have the effect of a vote against the ballot items. Should any matter not described in this Proxy Statement be acted upon at the meeting, the persons named in the proxy card will vote in accordance with their judgment. The Board knows of no other matters which are to be considered at the 2016 Annual Meeting.

If you hold your shares through the Company’s 401(k) plan, you are considered a named fiduciary who may direct Vanguard Fiduciary Trust Company, the trustee of the Company’s 401(k) plan, how to vote your shares. For shares which are not allocated to participant accounts or for shares for which no direction has been received, Vanguard will vote those shares in the same proportion as the shares for which direction has been received. Vanguard may, in exercising its fiduciary responsibility, disregard the direction on behalf of the unallocated shares and shares for which no direction was received and vote in its discretion where doing so would be consistent with the Employee Retirement Income Security Act.

Delivery of Proxy Materials

Pursuant to Securities and Exchange Commission (“SEC”) rules, we are making our proxy materials, which include our Notice of the 2016 Annual Meeting, Proxy Statement and Annual Report on Form 10-K for 2015, available to you over the Internet at www.proxyvote.com instead of mailing you a printed set of the proxy materials. You will need your 12-digit Control Identification Number, provided with the Notice Regarding the Availability of Proxy Materials, to access the proxy materials. In accordance with the e-proxy process, we mailed to each of our members of record as of the close of business on March 30, 2016, a Notice Regarding

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the Availability of Proxy Materials, which mailing commenced on or about April 12, 2016. The Notice Regarding the Availability of Proxy Materials contains instructions on how you may access our proxy materials and vote your shares by proxy over the Internet or by telephone. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions included with the Notice Regarding the Availability of Proxy Materials.

How to Vote

Every person entitled to vote shares has the right to do so either in person or by a written proxy executed and filed with the Secretary. Please refer to “Members Entitled to Vote at the 2016 Annual Meeting” above to determine whether you are the member of record of your shares or if you are the beneficial owner holding them in street name. For your convenience, we offer three ways for members to vote by proxy in advance of the 2016 Annual Meeting which are summarized below.

●	By Proxy Over the Internet or by Telephone. The Internet and telephone voting procedures we established for members of record and members who hold shares through our 401(k) plan to vote by proxy are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. If you are a member of record or hold shares through our 401(k) plan, follow the voting instructions set forth on the Notice Regarding the Availability of Proxy Materials to vote by proxy over the Internet or telephone. For members of record, the deadline for Internet and telephone voting by proxy ends at 11:59 p.m. Atlantic Time (10:59 p.m. Eastern Time) on May 24, 2016. For members who hold shares through our 401(k) plan, the deadline for Internet and telephone voting by proxy ends at 11:00 a.m. Atlantic Time (10:00 a.m. Eastern Time) on May 23, 2016. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker or nominee. Please follow those instructions closely.

●	Proxy Card. If you are a member of record and request that a printed copy of the proxy materials be sent to you, you will receive a proxy card with a postage-paid envelope. Complete, sign (exactly as your name appears on your proxy card) and date the card and return it in the envelope. If you are a member of record and return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of the Class I directors, FOR authorization of the election of the Board of Directors of Split Rock Insurance, Ltd. by its Member, FOR authorization of the election of the Board of Directors of Grand Marais Capital, Ltd., FOR authorization of the election of the Board of Directors of any new designated subsidiary of the Company and FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016. Beneficial owners who hold their shares in street name may vote their shares by providing voting instructions to their broker or nominee before the meeting.

●	In Person at the 2016 Annual Meeting. All members may vote in person at the meeting. If you hold your shares in street name, you must obtain a legal proxy from your broker or nominee and present it to the inspector of election with your ballot to vote at the meeting.

We encourage you to vote by proxy over the Internet or telephone or by proxy card in advance of the meeting, even if you plan to attend the meeting. If you received more than one Notice Regarding the Availability of Proxy Materials, you hold shares registered in more than one name. Please vote all shares for which you received a Notice Regarding the Availability of Proxy Materials so that you can ensure that all of your shares are represented at the meeting.

Changing Your Vote

You may change your vote and revoke your proxy prior to the vote at the 2016 Annual Meeting. If you are a member of record or hold shares through our 401(k) plan, you may change your vote in any of the following ways:

●	sending a written statement revoking your proxy to our corporate secretary at: Secretary, OneBeacon Insurance Group, Ltd., 14 Wesley Street, 5th floor, Hamilton HM 11, Bermuda. We must receive your written statement by May 20, 2016 for it to be effective in revoking your proxy.

●	submitting a new, proper proxy by Internet, telephone or proxy card after the date of the revoked proxy, but no later than 11:59 p.m. Atlantic Time (10:59 p.m. Eastern Time) on May 24, 2016 for members of record, and 11:00 a.m. Atlantic Time (10:00 a.m. Eastern Time) on May 23, 2016 for members who hold shares through our 401(k) plan; or

●	attending the meeting and voting in person.

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If you hold your shares in street name, you may change your vote by submitting new voting instructions to your broker or nominee by the deadline your broker or nominee has set for changing voting instructions.

Votes Required for Approval

With respect to the election of directors, the nominees receiving the highest number of votes, up to the number of directors to be elected, shall be deemed elected. The other proposals require the affirmative vote of a majority of the voting power held by holders of common shares present at the 2016 Annual Meeting, in person or by proxy, provided a quorum is present. Members do not have cumulative voting rights.

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PROPOSAL 1—ELECTION OF THE COMPANY’S DIRECTORS

THE BOARD OF DIRECTORS

The Board is divided into three classes (each a “Class”). Each Class serves a three-year term. At the 2016 Annual Meeting, Lois W. Grady, T. Michael Miller, Lowndes A. Smith and Kent D. Urness are nominated to be elected as Class I directors with terms ending in 2019.

The nominees, together with the other members of the Board, are listed below, along with their biographies and qualifications to serve as directors of our Board.

Director Qualifications and Board Diversity

The Nominating and Governance Committee is responsible for identifying and evaluating director candidates and recommending them to the Board for nomination and election by members. In performing this role, the Nominating and Governance Committee does not set specific criteria for directors nor does it have a formal diversity policy. The Committee is responsible for determining desired Board skills and attributes at any given time based upon the needs of the Company, the Board and the standing committees of the Board. All directors must possess the attributes of integrity, strong leadership, sound judgment, excellent decision making skills and a willingness to work as an integral part of a team. All directors must be willing to devote adequate time and effort to Board responsibilities. In addition, the Nominating and Governance Committee may consider qualifications such as independence, expertise and breadth of experience in a variety of areas including finance, leadership, risk management, legal and regulatory compliance, and the insurance industry. The Nominating and Governance Committee may consider any other factor, skill, qualification or attribute it deems relevant as it determines the best mix of characteristics for the members of the Board at any given time. The Board believes that having directors with a combination of these skills and experience ensures that the Board and the Company are operating effectively.

The current members of the Board, nominees and terms of each Class are set forth below:

Director	Age	Director Since
Class I Directors—Term ending in 2016*
Lois W. Grady	71	2006
T. Michael Miller	57	2006
Lowndes A. Smith	76	2006
Kent D. Urness	67	2007
Class II Directors—Term ending in 2017
David T. Foy	49	2006
Ira H. Malis	56	2007
Patrick A. Thiele	65	2014
Class III Nominees—Term ending in 2018
Raymond Barrette	65	2007
Reid T. Campbell	48	2006
Morgan W. Davis	65	2006

*Nominees to be elected at the 2016 Annual Meeting.

The Board recommends a vote FOR Proposal 1, which calls for the election of the 2016 nominees.

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The following information presents the principal occupation, business experience and other affiliations of the directors.

Class I Nominees—Term Ending in 2019

Lois W. Grady has been a director of the Company since December 2006. She has served as an independent consultant since her retirement from Hartford Life, Inc., a subsidiary of The Hartford Financial Services Group, Inc., in 2004. Ms. Grady served as Executive Vice President and Director of Information Systems and Services at Hartford Life from 2002-2004 and as Senior Vice President and Director of Investment Product Services at Hartford Life, Inc. from 1998-2002.

Ms. Grady possesses extensive experience in the insurance and financial service industries having served as a member of the senior management team at Hartford Life. While at Hartford Life, Ms. Grady gained broad experience in the areas of technology, systems, strategy, mergers and acquisitions, financial reporting, expense management, risk management and legal and regulatory compliance.

T. Michael Miller has been a director of the Company since August 2006, and he has served as President and Chief Executive Officer of the Company since October 2006. Mr. Miller joined the Company in April 2005 to assume responsibility for the Company’s insurance operations. Throughout his tenure at the Company, Mr. Miller has also held various chief executive positions with OneBeacon companies. Mr. Miller’s experience prior to joining OneBeacon includes 10 years at St. Paul Travelers, most recently as Co-Chief Operating Officer, and 14 years with The Chubb Corporation.

Mr. Miller possesses over 30 years of experience in the insurance industry. He is the Chief Executive Officer of the Company and thus has extensive experience and detailed knowledge of all aspects of the business and operations of the Company, including the Company’s strategy, management, risk profile and financial issues.

Lowndes A. Smith has been Chairman of the Board of the Company since October 2006. Mr. Smith has served as Managing Partner of Whittington Gray Associates since 2001. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. (1989-2001) and President and CEO of Hartford Life Insurance Company (1989-2001). Mr. Smith serves as a director, the Chair of the Audit Committee and as a member of the Compensation Committee of the Board of Directors of White Mountains.

Mr. Smith possesses more than 40 years of experience in the property and casualty and life insurance industries and has broad management, financial and board experience. He has extensive financial reporting, accounting, management, risk management, mergers and acquisitions and investor relations experience.

Kent D. Urness has been a director of the Company since February 2007. From his retirement from St. Paul Travelers in April 2005 until November 2006, Mr. Urness served as Non-Executive Chairman of St. Paul Travelers Insurance Company and as a Non-Executive Director of St. Paul at Lloyd’s. From 2001 until his retirement, he served as Executive Vice President with responsibility for International and Lloyd’s. He served in positions of increasing responsibility over his 34-year career at St. Paul Travelers.

Mr. Urness possesses more than 40 years of experience in the insurance industry having worked for 34 years in management and executive positions at The St. Paul Companies and St. Paul Travelers. He has extensive experience in management, insurance operations, underwriting, technology, systems, financial reporting, regulatory compliance and internal controls.

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Class II Directors—Term Ending in 2017

David T. Foy has been a director of the Company since October 2006. Mr. Foy was appointed Executive Vice President and Chief Financial Officer of White Mountains in April 2003. Prior to joining White Mountains in 2003, Mr. Foy served as Senior Vice President and Chief Financial Officer of Hartford Life, Inc., joining that company in 1993. Prior to joining Hartford Life in 1993, Mr. Foy was with Milliman and Robertson, an actuarial consulting firm.

Mr. Foy possesses extensive financial reporting and insurance industry experience having served as Chief Financial Officer of White Mountains and Hartford Life. Mr. Foy is also an actuary. Because Mr. Foy is Chief Financial Officer of White Mountains, he has extensive and detailed knowledge of the Company’s operations, management, financial reporting, underwriting, reserves, investor relations, rating agency relationships, mergers and acquisitions, capital and business.

Ira H. Malis has been a director of the Company since August 2007. Prior to his retirement in June of 2013, Mr. Malis had served as a Managing Director of Equity Capital Markets at Stifel Nicolaus since November 2007. He was formerly Senior Vice President of Legg Mason Capital Management from 2004 to August 2007. From 2000 to 2004, he served as Sell-Side Director of Research at Legg Mason Wood Walker. Prior to that, he held research analyst and consultant positions at various investment firms from 1983-2000.

Mr. Malis possesses extensive knowledge of the property and casualty insurance industry having worked as an analyst at investment companies and banks for over 20 years. He has broad experience in and knowledge of accounting, financial reporting, capital management, investor relations and ratings agencies as well as the property and casualty insurance industry generally. He also has a detailed understanding of investment portfolios, strategies and performance as well as the financial markets generally.

Patrick A. Thiele has been a director of the Company since February 2014. Mr. Thiele served as Chief Executive Officer of PartnerRe Ltd. from 2000 until his retirement in 2010. In March 2016, Mr. Thiele joined the board of PartnerRe Ltd. and in February 2015, Mr. Thiele joined the boards of the investment companies in the Mairs and Power family of mutual funds. He previously held executive roles at CGU (now Aviva) and at The St. Paul Companies, where he spent the first 20 years of his insurance career. At The St. Paul, Mr. Thiele assumed a broad range of responsibilities, culminating in his appointment as its Chief Executive Officer of Worldwide Insurance Operations. Mr. Thiele began his career in 1975, working as a securities analyst with the National Bank of Detroit.

Mr. Thiele possesses more than 30 years of experience in the property and casualty insurance industry, having served in management and executive positions for much of his career. He has expertise in management, insurance operations, underwriting, investment management, technology, systems, financial reporting, regulatory compliance, internal controls and risk management.

Class III Directors—Term Ending in 2018

Raymond Barrette has been a director of the Company since August 2007. Since January 2007, Mr. Barrette has been Chairman and Chief Executive Officer of White Mountains. He served as a director of White Mountains from 2000 to 2005 and was re-appointed as a director in August 2006. He previously served as President and Chief Executive Officer of White Mountains from 2003 to 2005, as Chief Executive Officer of OneBeacon Insurance Company from 2001 to 2002, as President of White Mountains from 2000 to 2001 and as Executive Vice President and Chief Financial Officer of White Mountains from 1997 to 2000. Prior to joining White Mountains in 1997, Mr. Barrette had 23 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company. Mr. Barrette also served as a director of Montpelier Re Holdings, Ltd. from 2001 to 2007.

Mr. Barrette possesses broad management, financial and operational experience having worked in the property and casualty insurance industry for over 35 years. In his current position as the Chairman and Chief Executive Officer of White Mountains, he has extensive and detailed knowledge and information regarding the business, operations, financial reporting, capital, underwriting and other aspects of the Company. He is also an actuary.

Reid T. Campbell has been a director of the Company since October 2006. Mr. Campbell has served as a Managing Director of White Mountains Capital, Inc. since January 2004 and as President of White Mountains Advisors LLC since January 2015. He joined White Mountains in 1994 and has served in a variety of financial management positions with White Mountains and its subsidiaries. Prior to joining White Mountains, Mr. Campbell spent three years with KPMG LLP. Mr. Campbell also serves as a director of White Mountains.

Mr. Campbell possesses extensive financial management, reporting and accounting expertise having served in a variety of financial management positions at White Mountains and a public accounting firm. In his current positions as Managing Director of

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White Mountains Capital, Inc. and President of White Mountains Advisors LLC, he has detailed and extensive knowledge and information regarding the Company’s business, operations, reporting, accounting, financial management, capital management, investment management and rating agency relationships.

Morgan W. Davis has been a director of the Company since 2006. He formerly was a Managing Director at OneBeacon Insurance Group LLC from 2001 to 2005 and served in a variety of capacities for subsidiaries of White Mountains from 1994 to 2001. Prior to 1994, Mr. Davis had 21 years of experience in the insurance business, mostly at Fireman’s Fund Insurance Company and INA/Cigna. Mr. Davis also serves as a director, Deputy Chairman of the Board and Chair of the Compensation Committee of White Mountains. Mr. Davis also serves as a director of Compare.com (formerly Inspop USA LLC), Valen Analytics, where he also serves as Chairman of the Compensation Committee, QL Holdings LLC and Endurance Specialty Holdings, where he also serves as a member of the Compensation Committee and as a member of the Finance Committee.

Mr. Davis possesses broad industry, management, operational and board experience having worked in the property and casualty insurance industry for almost 40 years. He has served on the boards of more than a dozen insurance companies, and has held executive and management positions at four large insurance companies.

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CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines that set forth its overall approach towards corporate governance. The Company also has a Code of Business Conduct that applies to all directors, officers and employees in carrying out their responsibilities to and on behalf of the Company. No waivers of the Code of Business Conduct were requested of, or granted by, the Board for any director or executive officer during 2015. The Company’s Corporate Governance Guidelines and Code of Business Conduct are available at www.onebeacon.com and in print, free of charge, to any member who requests a copy.

As described in more detail under the heading “Voting Securities and the Principal Holders Thereof,” White Mountains, through various subsidiaries, beneficially owns all of the Company’s issued and outstanding Class B shares, representing 96.9% of the voting power of our voting securities and 76.1% of our outstanding common shares as of the record date. As a result, we rely upon the “controlled company” exemption under New York Stock Exchange Corporate Governance Standards (“NYSE Standards”) with respect to our Board and committee composition. Pursuant to this exemption, we are not required to comply with the rules that require that our Board be comprised of a majority of independent directors as defined by the NYSE Standards. Our Board currently consists of 10 persons, 6 of whom are independent as defined under the NYSE Standards, and 4 of whom are current or former employees or officers of White Mountains or the Company.

The Board has determined that each of Ms. Grady and Messrs. Davis, Malis, Smith, Thiele and Urness are independent in accordance with NYSE Standards. For a director to be independent, the Board must determine that the director has no relationship with the Company (other than being a director or member of the Company) or has only immaterial relationships with the Company. The Company does not apply categorical standards as a basis for determining director independence. Accordingly, the Board considers all relevant facts and circumstances, on a case-by-case basis, in making an independence determination.

The Board notes no relationships (other than being directors or members) between Ms. Grady and Messrs. Davis, Malis, Smith, Thiele and Urness and the Company or White Mountains. The Board notes relationships with the other members of the Board, as disclosed under the heading “Transactions with Related Persons, Promoters and Certain Control Persons.” In making its independence determinations, the Board considered all such relationships in light of NYSE Standards as well as the attributes it believes should be possessed by independent-minded directors.

The non-management directors meet in executive session, generally on a quarterly basis, without Company management present. Mr. Smith, the Chairman of the Board, presides over these meetings. The procedures for members, employees and others interested in communicating directly with any or all of the non-management directors are described under “Communication with the Board.”

The Board and its Leadership Structure

The primary responsibility of the Board is to oversee and review management’s performance in order to advance the long-term interests of the Company. The day-to-day management of the Company, including preparation of financial statements and short-term and long-term strategic planning, is the responsibility of management.

In fulfilling their responsibilities, directors must exercise common sense business judgment and act in what they reasonably believe to be in the best interests of the Company. Directors are entitled to rely on the honesty and integrity of senior management and the Company’s outside advisors and auditors, provided that the directors adequately monitor the delegates and satisfy themselves that the delegates have the requisite skills to discharge the functions delegated to them.

The Chairman and Deputy Chairman of the Board are selected by the Board from among its members. The Board has no established policy with respect to combining or separating the offices of Chairman and Chief Executive Officer. This decision is made based on the Company’s best interests at any given point in time.

Mr. Smith serves as the independent Chairman of the Board, and Mr. Miller serves as Chief Executive Officer of the Company and Deputy Chairman of the Board. The Board believes it is appropriate to maintain this leadership structure.

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Committees of the Board

Audit Committee

The primary purposes of the Audit Committee are to: (1) assist Board oversight of the integrity of the Company’s financial statements, the qualifications and independence of the independent auditors, the performance of the internal audit function and the independent auditors, and the Company’s compliance with legal and regulatory requirements; (2) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; (3) approve certain related or affiliated person transactions and review disclosures thereof; and (4) prepare the Report of the Audit Committee (which appears under “Report of the Audit Committee”).

In performing its duties, the Audit Committee holds regular quarterly meetings and also meets prior to each quarterly earnings release. Quarterly, the Chairman of the Audit Committee meets with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered accounting firm, without members of management present, and with the Company’s Director of Internal Audit. At its regular quarterly meetings, the full Audit Committee meets privately with each of the Company’s Director of Internal Audit, General Counsel, Chief Financial Officer, Chief Actuary, Chief Accounting Officer, and PwC.

Even though we rely on the “controlled company” exemption under the NYSE Standards, we are required to have a fully independent audit committee. The Audit Committee is currently comprised of Mr. Urness (Chairman) and Messrs. Malis, Thiele and Smith. All four members of the Audit Committee qualify as audit committee financial experts, as defined in SEC rules, based upon their education, training and experience. The Board has determined that each member of the Audit Committee satisfies applicable requirements under the NYSE Standards as well as the separate audit committee independence standards set forth by the SEC.

The Audit Committee Charter, which outlines the duties and responsibilities of the Audit Committee, is available at www.onebeacon.com and in print, free of charge, to any member who requests a copy.

Compensation Committee

The primary purposes of the Compensation Committee are to: (1) review and make recommendations on director compensation; (2) discharge the Board’s responsibilities relating to the compensation of executives; (3) oversee the administration of the Company’s compensation plans, in particular the incentive compensation and equity-based plans; and (4) review and discuss the Compensation Discussion and Analysis with management (which appears under “Executive Compensation – Compensation Discussion and Analysis”) and prepare the Compensation Committee Report (which appears under “Executive Compensation – Compensation Committee Report”). The Compensation Committee approves all compensation for executive officers and certain other executives who report directly to the Chief Executive Officer except for compensation approved by the Performance Compensation Subcommittee (the “Subcommittee”). The Compensation Committee relies on the Chief Executive Officer and the Chief Human Resources Officer to assess, design and recommend compensation programs, plans and awards for executives and directors, subject to Committee or Subcommittee approval, and to administer approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. The Committee or the Subcommittee also approves all long-term equity and non-equity incentive compensation plan awards. The Compensation Committee Charter, which outlines the duties and responsibilities of the Compensation Committee, is available at www.onebeacon.com and in print, free of charge, to any member who requests a copy.

Since we rely on the “controlled company” exemption under the NYSE Standards, we are not required to have a fully independent compensation committee. The Compensation Committee is currently comprised of Mr. Smith (Chairman), Mr. Barrette, Ms. Grady and Mr. Urness. The Board has determined that Messrs. Smith and Urness and Ms. Grady satisfy independence criteria under the NYSE Standards.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee was an employee of the Company during 2015 or has served as an officer of the Company, and no member had any relationships required to be disclosed in the Proxy Statement.

Performance Compensation Subcommittee

The Performance Compensation Subcommittee is composed solely of independent directors (Messrs. Smith and Urness and Ms. Grady). The Compensation Committee has delegated to the Subcommittee the review and approval of: (1) awards under equity compensation plans of the Company for purposes of compliance with the short-swing exemption from Rule 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (2) performance-based compensation to ensure compliance as and

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when required with Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, of the United States, as amended (the “Code”), when deemed desirable.

Nominating and Governance Committee

The primary purposes of the Nominating and Governance Committee are to: (1) identify individuals qualified to become Board members and recommend such individuals for nomination and election to the Board; (2) make recommendations to the Board concerning committee appointments; (3) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters; and (4) oversee the evaluation of the Board and management.

Since we rely on the “controlled company” exemption under the NYSE Standards, we are not required to have a fully independent nominating committee. The Nominating and Governance Committee is currently comprised of Mr. Foy (Chairman), Mr. Campbell, Mr. Davis and Ms. Grady. The Board has determined that Ms. Grady and Mr. Davis satisfy independence criteria under the NYSE Standards.

The Nominating and Governance Committee Charter, which outlines the duties and responsibilities of the Nominating and Governance Committee, is available at www.onebeacon.com and in print, free of charge, to any member who requests a copy.

General Criteria and Process for Selection of Director Candidates. The Committee considers director candidates from diverse sources and welcomes suggestions from members, management and the Board. There is no difference in the way in which the Committee evaluates potential nominees for director based upon the source of the recommendation. From time to time, the Committee may engage a third party for a fee to assist it in identifying potential director candidates. Director qualifications and board diversity are discussed under “The Board of Directors—Director Qualifications and Board Diversity.”

Consideration of Director Candidates Recommended by Members. Members who wish to recommend candidates for consideration by the Committee may submit their nominations in writing to the Secretary at the address provided under the heading “Other Matters—Contact Information” in this Proxy Statement. The Committee may consider such member recommendations when it evaluates and recommends candidates to the Board for submission to members at each annual general meeting. In addition, subject to the rights of White Mountains as the holder of the Class B shares, members may nominate director candidates for election without consideration by the Committee by complying with the eligibility, advance notice and other provisions of our Bye-laws as described below.

Procedures for Nominating Director Candidates. Member nominations of director candidates may be made if received timely by the Secretary as outlined below. Under Bye-law 13 of the Company’s Bye-laws, nominations for the election of directors may be made by the Board or by any member entitled to vote for the election of directors (a “Qualified Member”). A Qualified Member may nominate persons for election as directors only if written notice of such Qualified Member’s intent to make such nomination is delivered to the Secretary not later than: (1) with respect to an election to be held at an annual general meeting, between 90 days and 120 days prior to the anniversary date of the immediately preceding annual general meeting or not later than 10 days after notice or public disclosure of the date of the annual general meeting is given or made available to Qualified Members, whichever date is earlier; and (2) with respect to an election to be held at a special general meeting for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to Qualified Members. Each such notice shall set forth: (1) the name and address of the Qualified Member who intends to make the nomination and of the person or persons to be nominated; (2) the class and number of shares that are owned beneficially and of record by the Qualified Member; (3) a representation that the Qualified Member is a holder of record of common shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (4) a representation as to whether the Qualified Member intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of outstanding shares required to elect the nominee or otherwise to solicit proxies from Qualified Members in support of such nomination; (5) a description of all arrangements or understandings between the Qualified Member and each such candidate and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Qualified Member; (6) such other information regarding each candidate proposed by such Qualified Member as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each such candidate been nominated, or intended to be nominated, by the Board; and (7) the consent of each such candidate to serve as a director of the Company if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

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Executive Committee

The primary purpose of the Executive Committee is to act on behalf of the full Board during intervals between regular meetings, with the exception of matters that, by applicable law or the Company’s Bye-laws, may not be delegated. The Executive Committee is currently comprised of Mr. Miller (Chair), Mr. Foy and Mr. Smith.

Meetings of the Board and Board Committees; Annual General Meeting

During 2015, the full Board met 4 times, the Audit Committee met 9 times, the Compensation Committee met 5 times, the Performance Compensation Subcommittee met 3 times, the Nominating and Governance Committee met twice and the Executive Committee did not meet. During 2015, each director attended at least 75% of the meetings of the Board and the meetings held by all of the committees of the Board on which he or she served. Pursuant to the Company’s Corporate Governance Guidelines, directors are expected to regularly attend the annual general meetings of members. All of the directors in office on May 20, 2015, the date of the 2015 Annual General meeting, attended the 2015 Annual General Meeting.

Risk Oversight

The Board believes that oversight of the Company’s risk management efforts is the responsibility of the entire Board and the senior leadership. The subject of risk management is a recurring discussion topic at Board meetings, for which the Board receives regular updates, and comprehensive formal reports. At least annually, the Board receives a report regarding the efforts of the Company’s Enterprise Risk Management Committee including a Company-wide risks report. In addition, in order to ensure that all areas of risk are adequately covered from a Board oversight perspective, senior management presents an overview of legal and regulatory compliance responsibility to the Audit Committee at least annually, which covers all areas of the Company’s compliance efforts as well as the relevant Board or committee oversight responsibility. The Board or relevant committee receives regular updates as necessary or appropriate regarding changes in the law that impact the business and operations of the Company as well as the Company’s regulatory compliance structure.

Additionally, the Board’s committees are assigned oversight responsibility for particular areas of risk. For example, the Audit Committee oversees management of risks related to accounting, auditing and financial reporting, including the development, implementation and maintenance of appropriate internal controls over financial reporting as well as risks related to data security and privacy, among other areas. The Nominating and Governance Committee is responsible for the oversight of risks associated with committee assignments, director independence and conflicts of interest. From time to time as necessary or appropriate, the Nominating and Governance Committee receives a corporate governance update highlighting recent changes in the rules governing corporate governance disclosures as well as the impact on the Company and its disclosures. The Compensation Committee oversees risks related to executive compensation plans and implementation. All of these risks are discussed at committee meetings to which all Board members are invited as well as in the course of the regularly scheduled Board meetings.

Compensation Risks Analysis: The Company’s management and Compensation Committee assess the structure of the Company’s compensation policies and practices, including the design of its performance based compensation programs annually.

In connection with the establishment and granting of awards under the 2015 Management Incentive Plan and the 2015-2017 cycle of the long-term incentive plan, management undertook an analysis of the performance metrics proposed to be established under those plans. Management analyzed each plan generally as well as each performance goal under each plan, in conjunction with the business process or processes involved in attaining the performance goal. Management considered any mitigating factors, including internal controls designed to prevent fraud or manipulation of business processes and operations, in its evaluation. For example, there is both pricing and reserving risk inherent in the property and casualty insurance business. The Company has established disciplines and controls regarding pricing, including underwriting guidelines and internal controls that seek to prevent any deviation from or circumvention of the guidelines by one or more underwriters. With respect to reserving risk, the Company has appointed a Chief Actuary who independently sets, and PricewaterhouseCoopers LLP, the Company’s independent accountant, which audits, the Company’s reserves to ensure that they are adequate to support the Company’s business.

Management presented its analysis to the Compensation Committee in February 2015. Based on the analysis, the Committee concluded that the Company’s performance-based compensation plan, including the 2015 Management Incentive Plan and the 2015-2017 cycle of the long-term incentive plans and the performance measures of combined ratio and growth in book value used in those plans did not create risks that would be reasonably likely to have a material adverse effect on the Company.

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Communication with the Board

Members, employees and others interested in communicating directly with the Board, the Audit Committee or any non-management member of the Board may do so by following the instructions set forth on our website, www.onebeacon.com.

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VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights of Members

As of the record date, there were 22,589,822 Class A shares outstanding and 71,754,738 Class B shares outstanding. Members of record of Class A shares shall be entitled to one vote per common share, provided that, if and so long as the votes conferred by “Controlled” Class A shares (as defined below) of any person, other than White Mountains, constitute more than 9.5% of the votes conferred by the outstanding common shares of the Company, the vote conferred by each Class A common share comprised in such Controlled Class A shares shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by such shares constitute 9.5% of the votes conferred by our outstanding common shares. Class B shares shall be entitled to ten votes for every Class B share.

In giving effect to the foregoing provisions, the reduction in the vote conferred by the Controlled Class A shares of any person shall be effected proportionately among all the Controlled Class A shares of such person; provided, however, that if a holder of our common shares owns, or is treated as owning by the application of Section 958 of the Internal Revenue Code of 1986 (the “Code”), interests in another holder of our common shares, the reduction in votes conferred by Controlled Class A shares of such holder (determined solely on the basis of Controlled Class A shares held directly by such holder and Controlled Class A shares attributed from such other holder) shall first be effected by reducing the votes conferred on the Controlled Class A shares held directly by such holder and any remaining reduction in votes shall then be conferred proportionally among the Controlled Class A shares held by the other holders (in each case, to the extent that doing so does not cause any person to be treated as owning Controlled Class A shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon). In the event that the aggregate reductions required by the foregoing provisions result in less than 100% of the voting power over the votes entitled to be cast, the excess of 100% of the voting power over the votes entitled to be cast shall be conferred on the Class A shares held by our holders proportionately, based on the number of Class A shares held by each holder; to the extent that doing so does not cause any person to be treated as owning Controlled Class A shares constituting more than 9.5% of the votes conferred by the outstanding common shares of OneBeacon.

“Controlled” Class A shares in reference to any person other than White Mountains means:

(1)	all Class A shares directly, indirectly or constructively owned by such person within the meaning of Section 958 of the Code; and

(2)	all Class A shares directly, indirectly or constructively owned by any person or “group” of persons within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder, unless the Board, by an affirmative vote of at least 75%, has exempted such person or group that includes any such person from being a holder of Controlled Class A shares under Section 13(d)(3).

Several subsidiaries of White Mountains are the members of record of all of the outstanding Class B shares, and they are entitled to ten votes for every Class B share. See “Voting Securities and Principal Holders Thereof—Principal Holders of Common Shares.”

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Principal Holders of Common Shares

To the knowledge of the Company, there was no person or entity beneficially owning more than 5% of either class of the common shares outstanding as of March 30, 2016, except as shown below. Except as noted all beneficial owners have sole voting and dispositive power with respect to the shares they hold.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Class A	Percent of Class B	Percent of all Common Shares Outstanding
White Mountains Insurance Group, Ltd. (1) 80 South Main Street Hanover, NH 03755	71,754,738	—	100.00%	76.05%
Heartland Advisors, Inc. (2) 789 North Water Street Milwaukee, WI 53202	3,061,453	13.55%		3.24%
Vanguard Fiduciary Trust Company (3) 500 Admiral Nelson Blvd. Malvern, PA 19355	2,195,907	9.72%	—	2.33%
Wells Fargo & Company (4) 420 Montgomery Street San Francisco, CA 94104	1,625,521	7.20%	—	1.72%
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	1,458,956	6.46%	—	1.55%
BlackRock, Inc. (6) 55 East 52nd Street New York, NY 10055	1,306,480	5.78%	—	1.38%
Boston Partners (7) One Beacon Street 30th Floor Boston, MA 02108	1,298,178	5.75%	—	1.38%
River Road Asset Management, LLC (8) 462 S. 4th Street - Suite 1600 Louisville, KY 40207	1,176,144	5.21%	—	1.25%

(1)	White Mountains is the beneficial owner of 71,754,738 Class B shares. White Mountains holds these Class B shares through various subsidiaries as follows: (a) Lone Tree Holdings Ltd. is the beneficial owner of 71,754,738 Class B shares, holding 57,327,289 Class B shares directly and 14,427,449 Class B shares indirectly through its subsidiaries; (b) Sirius Bermuda Insurance Company Ltd. (formerly Sirius International Financial Services Ltd.) is the beneficial owner of 14,427,449 Class B shares, holding 7,100,000 Class B shares directly and 7,327,449 Class B shares indirectly through its subsidiaries; (c) Sirius International Insurance Corporation is the beneficial owner of 7,327,449 Class B shares held indirectly through its subsidiaries; and (d) Sirius International Holdings (NL) B.V. is the beneficial owner of 7,327,449 Class B shares, holding 6,178,271 Class B shares directly and 1,149,178 Class B shares indirectly through its subsidiary. The White Mountains subsidiaries that hold Class B shares have shared voting and dispositive power over those shares.

(2)	Information as of December 31, 2015 is based on Schedule 13G Amendment No. 1 filed with the SEC on February 5, 2016 by Heartland Advisors, Inc. Heartland Advisors, Inc. is the beneficial owner of 3,061,453 Class A shares and has shared voting power and shared dispositive power over 3,061,453 Class A shares.

(3)	Information as of December 31, 2015 is based on Schedule 13G Amendment No. 6 filed with the Securities and Exchange on February 9, 2016, by Vanguard Fiduciary Trust Company (“Vanguard”) as trustee of OneBeacon benefit plans. Vanguard has shared voting and shared dispositive power over 2,195,907 Class A shares on behalf of the plans.

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(4)	Information as of December 31, 2015 is based on Schedule 13G Amendment No. 4 filed with the SEC on January 27, 2016, by Wells Fargo & Company on behalf of itself and its subsidiaries. Wells Fargo & Company is the beneficial owner of 1,625,521 Class A shares, has sole voting power over 6,268 Class A shares, sole dispositive power over 6,268 Class A shares, shared voting power over 1,341,604 Class A shares and shared dispositive power over 1,619,253 Class A shares.

(5)	Information as of December 31, 2015 is based on Schedule 13G Amendment No. 1 filed with the SEC on February 11, 2016 by the Vanguard Group. The Vanguard Group is the beneficial owner of 1,458,956 Class A shares, has sole voting power over 31,839 Class A shares, no shared voting power over any Class A shares, sole dispositive power over 1,428,517 and shared dispositive power over 30,439 Class A shares.

(6)	Information as of December 31, 2015, is based on Schedule 13G Amendment No. 3 filed with the SEC on January 27, 2016, by BlackRock, Inc. (“BlackRock”). BlackRock is the beneficial owner of 1,306,480 Class A shares, has sole voting power over 1,243,962 Class A shares, sole dispositive power over 1,306,480 Class A shares and no shared voting or dispositive power over any Class A shares.

(7)	Information as of December 31, 2015 is based on Schedule 13G filed with the SEC on February 11, 2016 by Boston Partners. Boston Partners is the beneficial owner of 1,298,178 Class A shares, has sole voting power over 1,264,737 Class A shares, no shared voting power over any Class A shares, sole dispositive power over 1,298,178 Class A shares and no shared dispositive power over any Class A shares.

(8)	Information as of December 31, 2013, is based on Schedule 13G filed with the SEC on September 9, 2013, by River Road Asset Management, LLC (“River Road”). River Road has sole voting power over 796,759 Class A shares, sole dispositive power over 1,176,144 Class A shares and no shared voting or dispositive power over Class A shares.

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Beneficial Share Ownership of Directors and Executive Officers

The following table sets forth, as of March 30, 2016, the beneficial ownership of either class of common shares by each director, named executive officer, and all directors and executive officers as a group.

Name of Beneficial Owner	Number of Common Shares Owned
	Beneficially (1)	Percent of Class Beneficially Owned	Economically (2)
Directors
Raymond Barrette (3)	71,754,738	100%	—
Reid T. Campbell	—	—	—
Morgan W. Davis	49,428	*	49,428
David T. Foy	—	—	—
Lois W. Grady	28,395	*	28,395
Ira H. Malis	34,055	*	34,055
Patrick A. Thiele	30,146	*	30,146
Lowndes A. Smith	44,664	*	44,664
Kent D. Urness	40,345	*	40,345
Named Executive Officers
T. Michael Miller	225,767	*	459,631
Paul H. McDonough	40,494	*	78,811
Paul J. Brehm	62,795	*	94,112
Dennis A. Crosby	98,895	*	158,572
Maureen A. Phillips	24,573	*	46,585
Paul F. Romano	—	*	—
All directors and executive officers as a group (16 persons) (4)	72,440,994	76.8%	1,084,446

*Denotes beneficial ownership of less than 1% of the issued and outstanding Class A shares.

(1)	Beneficial ownership has been determined in accordance with Rule13d-3(d)(1) of the Exchange Act. Except as indicated in footnote (3) with respect to Class B shares beneficially owned by White Mountains and footnote (4) with respect to shares held by all directors and executive officers as a group, all of the amounts shown are Class A common shares. Amounts shown include unvested restricted shares and shares held through the OneBeacon 401(k) Savings and Employee Stock Ownership Plan in which the executive officer is fully vested.

(2)	Common shares shown as economically owned include: (a) common shares beneficially owned over which the holder has pecuniary interest; (b) target unearned performance share awards and (c) unvested restricted stock units.

(3)	All of the Company’s issued and outstanding Class B shares are beneficially owned by various subsidiaries of White Mountains, representing approximately 96.9% of the voting power of our voting securities and approximately 76.1% of our outstanding common shares. The White Mountains Board of Directors has delegated to Mr. Barrette the voting power over the Class B shares.

(4)	Represents Class A and Class B shares owned beneficially and economically, as applicable, by directors and executive officers as a group.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Principles

Our executive compensation program is designed to attract, retain and motivate our executives to maximize value for our owners over long periods of time. We manage all aspects of our business, including executive compensation, according to our four operating principles:

●	Underwriting comes first
●	Maintain a disciplined balance sheet
●	Invest for total return
●	Think like owners

We believe our executive compensation program supports the Company’s primary objective of maximizing value over long periods of time by utilizing a pay for performance program that closely aligns the financial interests of management with those of our owners. We accomplish this by emphasizing variable long-term compensation, the value of which is tied to performance over a number of years. To that end, the Compensation Committee, referred to as the “Committee” in this Compensation Discussion and Analysis, (“CD&A”) has established base salaries and target annual bonuses that tend to be lower than those paid by comparable property and casualty insurers.

Our executive compensation programs are designed to address four key principles:

Competitiveness

In order to execute our operating principles, experience and expertise is required to manage our business with an intense and disciplined focus. Our overall executive compensation programs must be competitive to allow us to attract and retain talented and experienced executives. We assess competitiveness relative to the market in terms of total compensation rather than by individual elements of compensation.

Pay for Performance

We believe that talented executives are most attracted to an environment in which their contributions are rewarded commensurate with the value they create. And, we believe that when performance objectives are clearly articulated and incentive opportunities are aligned, talented and motivated individuals excel.

Alignment with Owner Interests

We recognize that to maximize value for our owners, we must closely align the financial interests of management with those of the Company’s owners. This compensation principle reinforces our Think Like Owners operating principle.

Long-Term and Performance-Based

Recognizing that an owner’s return is best measured over long periods of time, a significant portion of executive compensation is comprised of long-term, at-risk pay. We place more emphasis on long-term performance-based compensation and less emphasis on base salary, annual incentives, perquisites and employee benefits relative to our peers.

Elements of Compensation

OneBeacon executives are compensated through a combination of base salary, annual incentive and long-term compensation, the majority of which is performance-based. We believe that placing more emphasis on long-term performance-based compensation provides an incentive to executives to follow our core operating principles and focus on achieving our long-term goals.

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Base Salary

We pay our executive officers base salaries that we believe to be at or below market. We do not routinely adjust executive officer salaries. Depending on market considerations, executive officer salaries may be adjusted selectively by the Committee based on benchmarking or other factors the Committee may deem appropriate.

Annual Incentives (Management Incentive Plan)

We provide annual incentive opportunities through our Management Incentive Plan (“MIP”). Each year, the overall MIP pool is set, and MIP participants, including our Chief Executive Officer, our Chief Financial Officer and our other named executive officers (also referred to as “NEOs” and defined under “Summary Compensation Table” below) are given individual targets expressed as a percentage of annual base salary. The Chief Executive Officer’s (“CEO”) target is 100% while targets are 75% for the other named executive officers. The Committee exercises discretion in the final determination of the overall performance factor and the performance factors for each business and each NEO. Typically, we expect the CEO to receive an incentive performance factor, which is the percentage payout certified by the Committee, roughly in line with the overall MIP pool percentage given our belief that the results of his efforts are appropriately reflected by the results of the Company. There can be variability in the incentive performance factors of the other NEOs based on the performance of their respective businesses or functional groups as well as individual performance or other factors.

Each year, the primary goal for the MIP is a target GAAP combined ratio, which may be adjusted to include certain parent company expenses (the “MIP Adjusted Combined Ratio”) consistent with that year’s business plan and which management and the Committee consider to be challenging but reasonably achievable. Additional goals are also set depending on the challenges or opportunities the Company is facing in any given year.

The Committee exercises discretion in evaluating the overall annual results of the Company under the MIP. The Committee believes discretion best facilitates performance-based differentiation at the business and individual level. In this way, the Committee can be sure that it can address any unforeseen opportunities and challenges through the exercise of discretion.

Long-Term Incentive Compensation

Long-term incentive awards are granted pursuant to the OneBeacon Long-Term Incentive Plan (2007), as amended and restated (the “LTIP”) which was approved at the Company’s 2007 Annual General Meeting, under which the Committee may grant incentive or non-qualified stock options, stock appreciation rights, restricted shares, restricted stock units, performance shares and performance units. Our current practice is to award performance shares and performance units to all of our named executive officers. The Committee has also granted restricted shares in recent years.

The number of performance shares that can be earned from a grant can vary between 0–200% of the target number of shares granted and is tied to achievement of a targeted average annual growth in book value per share (“GBVPS”) over the performance cycle. The number of performance units that can be earned from a grant have historically varied between 0–200% of the target number granted and is tied to achievement of a target average Adjusted Economic Combined Ratio (referred to as “AECR” and defined below under “—2016 Compensation Actions—Performance Units - 2016–2018 Cycle”) over the performance cycle. Performance shares and performance units are typically granted annually with performance tied to a three-year period. Performance shares and performance units may settle in cash, shares or a combination of cash and shares, as determined by the Committee. Historically, all shares and units have been settled in cash. At the time that each performance share or performance unit is granted, the Committee establishes performance objectives to be attained over the award period. The Committee selects performance objectives based on the criteria set out in the LTIP.

Restricted shares may not be transferred by the recipient and are subject to repurchase by the Company under certain circumstances until vesting. The vesting terms of restricted share awards are determined by the Committee. In 2011, the Committee granted restricted shares to T. Michael Miller, President and CEO, and in 2012, the Committee granted restricted shares to Executive Vice Presidents Paul J. Brehm, Dennis A. Crosby, and Paul F. Romano. See “—Restricted Stock Awards—Restricted Stock Award for Mr. Miller” and “—Restricted Stock Awards for Messrs. Brehm, Crosby, and Romano.” In 2015 and 2016, the Committee granted restricted shares to all of its named executive officers, other than Mr. Miller. See “—2016 Compensation Actions—Restricted Shares – 2016-2018 Cycle.”

Long-term target awards for Mr. Miller and Paul H. McDonough, Executive Vice President and Chief Financial Officer, were historically evenly split between performance shares and performance units, without regard to the deduction of 35,000 performance

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shares for Mr. Miller in connection with his one-time restricted stock award. See “—Restricted Stock Awards—Restricted Stock Award for Mr. Miller.” In recent years, long-term target awards for the rest of the named executive officers were generally split 70%/30% between performance units and shares, respectively. The Committee has historically targeted these approximate splits in the belief that the mix provides appropriate incentives that track both operational and capital management results to more closely align the executive team’s interests with owners’ long-term interests. In 2015, the Committee adjusted the mix of awards and included restricted shares in the long-term compensation awards to named executive officers other than Mr. Miller. As a result, the target value of long-term awards to named executive officers (other than Mr. Miller) for the 2015-2017 and the 2016-2018 performance periods are split 50%/25%/25% among performance units, performance shares and restricted shares respectively. See “—2016 Compensation Actions.”

The OneBeacon Compensation Committee

The Committee is comprised of Lowndes A. Smith, Chair, Raymond Barrette, Lois W. Grady and Kent D. Urness. The Board has determined that each of these directors except for Mr. Barrette is independent in accordance with the New York Stock Exchange Listing Standards and also qualifies as a non-employee director, as that term is defined in Rule 16b-3 under the Exchange Act, and as an outside director, as that term is defined in Section 162(m).

Because Mr. Barrette does not satisfy Rule 16b-3 or Section 162(m) independence standards, the Compensation Committee formed the Performance Compensation Subcommittee (the “Subcommittee”) in May 2008. The Subcommittee is comprised solely of the independent directors listed above to administer and approve all performance-based compensation and equity compensation awards in order to maintain favorable tax and legal treatment of such awards.

Throughout this CD&A, references to the Committee include actions taken by the Subcommittee as appropriate.

Our Compensation Process

The Committee, consistent with its Charter, reviews and approves the corporate goals and objectives relevant to the CEO, evaluates the CEO’s performance in light of these goals and objectives, certifies the performance metrics of our short-term and long-term incentive plans and determines and approves the CEO’s compensation based on this evaluation. Additionally, the Committee looks to the CEO to evaluate and discuss the executive team’s performance with the Committee at least annually, and to make recommendations to the Committee as to their salary, annual incentive targets, annual incentive payments and long-term incentive grants. The Committee is responsible for approving all compensation for the executive team and for Mr. Miller.

The Committee relies on Mr. Miller, CEO, and Thomas N. Schmitt, Chief Human Resources Officer, to assess, design and recommend compensation programs, plans, and awards for executives and directors subject to Committee review and approval and to administer approved programs for its non-executive officers and employees within the parameters of plan design and Committee direction. Messrs. Miller and Schmitt attend Committee meetings and, at the Committee’s request, present management’s analysis and recommendations regarding various compensation programs, actions and awards. The Committee, from time to time, meets in executive session without management.

At each Committee meeting, the Committee looks to Messrs. Miller and Schmitt to report performance to date under the Company’s annual and long-term incentive plans. At least once each year, the Committee will look to Messrs. Miller and Schmitt to present their recommendations for the next cycle’s incentive compensation performance objectives, pool size and executive participants, taking into consideration external market data and anticipated economic value creation over each three-year performance cycle under the LTIP.

2015 Compensation Actions

Payments under the 2015 Management Incentive Plan

The Committee approved management’s recommendation of a 95% performance factor under the 2015 MIP. The primary performance objective under the 2015 MIP was a 95.2% MIP Adjusted Combined Ratio. The Company achieved a 96.9% MIP Adjusted Combined Ratio for 2015, primarily due to an expense ratio higher than plan due to unfavorable impact of the premium shortfall resulting from exiting the crop business and slower growth in our ongoing businesses in the context of a softening market. In determining the Company’s 2015 MIP score, the Committee also considered that a number of our business units had excellent results in 2015 and should be rewarded accordingly. The Committee ultimately concluded that the Company’s quantitative and qualitative achievements in 2015 warranted a 2015 MIP performance factor at 95% of target.

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Mr. Miller made a recommendation to the Committee with respect to the performance factor for each business unit or function as well as the individual MIP award for each NEO. Mr. Miller based his recommendations primarily on overall Company and business unit performance against the Company MIP goals. In making his recommendations, Mr. Miller also considered the achievement of the business or functional objectives for each NEO established at the beginning of the year, and considered the accomplishments of the NEOs and their respective departments or functions during the year. Mr. Miller also provided the Committee with a summary of his assessment of the individual performance of each NEO. In determining the MIP performance factor for each business and function as well as each individual NEO, the Committee focused on the factors presented by Mr. Miller in his recommendation.

The Committee awarded Mr. Miller a MIP payment of $356,300, in line with the Company score of 95%, to recognize his overall leadership of the Company. The Committee awarded Mr. McDonough a MIP performance factor of 118% of his 2015 MIP target. The Committee noted his overall leadership of the Finance function, including capital management, tax management, and post-closing initiatives related to the sale of the Company’s runoff business that appropriately position the Company to grow as a pure specialty company. Paul J. Brehm, Executive Vice President, Chief Risk Officer and Chief Actuary, was awarded a MIP payout of 108% of his 2015 MIP target, which reflected his overall leadership of our Risk Management team and a number of businesses which produced very positive results. Mr. Crosby was awarded a MIP payout of 110% of his 2015 MIP target, which reflected the overall operating results and the additional responsibilities Mr. Crosby assumed mid-year. The Committee awarded a MIP payout to Maureen A. Phillips, Senior Vice President and General Counsel, at 109% of her 2015 MIP target, in recognition of her leadership of our legal function. The 2015 MIP payouts were $235,000 to Mr. McDonough, $215,000 to Mr. Brehm, $275,000 to Mr. Crosby, and $205,000 to Ms. Phillips. See “—Summary Compensation Table.” In February 2015, the Company restructured its business so that the accident and professional insurance operating segments began reporting to Mr. Crosby. Mr. Romano, who formerly oversaw the professional lines and accident operating segments, left the Company effective July 3, 2015 so was ineligible for any payout under 2015 MIP.

Payments under the 2013-2015 Long-Term Incentive Cycle

The performance goal for the performance shares granted for the 2013-2015 performance cycle was 13.0% annual GBVPS with a minimum threshold performance of 6.0%. The Committee certified a GBVPS of 7.7% for the 2013-2015 performance cycle, resulting in a performance factor of 24.3% of target shares, and payouts of $316,166, $76,739, $32,998, $44,893, and $32,998 to Messrs. Miller, McDonough, Brehm and Crosby, and Ms. Phillips, respectively. All of Mr. Romano’s outstanding performance share grants were forfeited when he left the Company.

The performance goal for performance units granted for the 2013-2015 performance unit cycle was a 92.5% specialty-only adjusted economic combined ratio (“SOAECR”) with a minimum threshold performance of 99.5%. The Committee certified a SOAECR of 96.9% for the 2013-2015 performance unit cycle, which excluded the impact of strengthening the reserves supporting the Company’s runoff business by $71.5 million pre-tax at year end 2013 and a $36 million pre-tax valuation allowance on the runoff surplus notes. This 2013 reserve strengthening and the surplus notes valuation were excluded from the calculation because the runoff sale transaction and its subsequent adjustments have been determined to be a capital activity for the purpose of calculating SOAECR. The performance factor for the 2013-2015 performance unit cycle was 37.1%, yielding payouts of $834,750, $136,157, $143,021, $195,146, and $143,021 to Messrs. Miller, McDonough, Brehm and Crosby, and Ms. Phillips, respectively. All of Mr. Romano’s performance unit grants were forfeited when he left the Company.

Other 2015 Compensation Matters

On February 20, 2015, a subsidiary of the Company entered into a separation agreement with Mr. Romano (the “Separation Agreement”) pursuant to which he remained employed by the Company on a paid leave of absence, or “garden leave,” from February 14, 2015 until July 3, 2015 (the “Termination Date”), subject to certain conditions. The Separation Agreement provided that Mr. Romano would continue to receive his base salary and benefits through the Termination Date and would forego the separation payment provided in his 2008 offer letter in favor of the garden leave and a lump sum separation payment of $1.2 million. See “Summary Compensation Table—Employment Offer Letters—Offer Letter for Mr. Romano.” In exchange for the enhanced severance package, Mr. Romano executed an agreed-upon form of release of claims which prohibits him from competing with the Company or hiring OneBeacon employees for twelve months after the Termination Date. The release further provides that Mr. Romano will pay the Company $1.0 million if, during the twelve months following the Termination Date, any entity to which he provides services hires certain OneBeacon employees who worked in the Professional Insurance business units which he oversaw prior to his departure from OneBeacon.

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Restricted Stock Awards

Restricted Stock Award for Mr. Miller

In May 2011, Mr. Miller received a one-time grant of 630,000 shares of restricted stock to secure his continued services for an extended period of time as well as further align his interests with the interests of owners over the long-term. In exchange for the award, he agreed to forego 35,000 performance shares per year for each of the next 6 years to the extent that such shares would be granted by the Committee (i.e., 210,000 performance shares in total) retroactive to February 2011. The grant was approved at the Annual General Meeting in May 2011. 157,500 of Mr. Miller’s restricted shares vested on each of February 22, 2014, 2015 and 2016 and the remaining 157,500 shares will vest on February 22, 2017.

Restricted Stock Awards for Messrs. Brehm, Crosby and Romano

On February 21, 2012, the Committee awarded 7,500 shares of restricted stock to Mr. Brehm and 50,000 shares of restricted stock to each of Messrs. Crosby and Romano, with a grant date of March 1, 2012, 50% of which vested on February 28, 2014, and 50% of which vested on February 28, 2015. These awards were part of a grant to certain key employees who were part of or closely supported our specialty businesses. The Committee made these awards with the intention of providing incentive for continued superior performance within the specialty businesses and in recognition that the 2009-2011 LTIP awards did not pay out commensurate with the superior specialty results over the 2009-2011 performance period.

2016 Compensation Actions

2016 Base Salaries

The Committee confirmed base salaries of Messrs. Miller and Crosby and Ms. Phillips at the same level as 2015. In 2016, Mr. McDonough’s base salary was increased to $450,000 commensurate with his responsibilities as CFO. Mr. Brehm’s base salary was increased to $450,000 in recognition of his increased responsibilities as Chief Actuary.

2016 Annual Bonus Targets

In 2016, the Committee approved increases in the annual bonus target under the 2016 MIP for Mr. Miller and the other NEOs. The target percentage for Mr. Miller was increased to 100% of salary and the remaining NEO’s targets were increased from 50% to 75% of salary.

2016 Management Incentive Plan Performance Goals

The Committee set the 2016 MIP primary performance objective at a Combined Ratio of 95.0%. Additionally the Committee established other important, strategic objectives with respect to expense and capital management, and other operational goals. The Committee believes that the 95.0% Combined Ratio and the other MIP performance goals represent appropriately challenging but achievable performance goals for the 2016 MIP as we focus on profitably growing our specialty organization.

2016-2018 Long-Term Incentive Awards

The Committee granted 2016-2018 long-term incentive awards for Mr. Miller consistent with prior year grants, with a mix of performance shares and performance units designed to align compensation with both financial and operating results. For the remaining members of the executive team, the Committee followed the same award design that was introduced in 2015, with 25% of the total target long-term incentive award granted in restricted shares, 50% of the value of total long-term award granted in performance units, and 25% in performance shares.

Performance Shares - 2016-2018 Performance Cycle

The Committee established target performance for the 2016-2018 award cycle of 12.0% average annual GBVPS calculated on an internal rate of return basis and including the impact of dividends paid. Given the current interest rate environment, this represents a challenging but achievable goal. Annual GBVPS of 5.0% or less would result in a payout of 0% and annual GBVPS of 19.0% or more would result in a payout of 200%. The value per performance share at vesting will be computed based on the average closing price on the 5 trading days preceding the date that the Committee certifies performance under the plan, plus the value of paid dividends over the three-year cycle. Mr. Miller received a grant of 85,000 performance shares. Mr. Miller’s grant reflects a reduction of 35,000 shares as a result of the restricted stock award he received in May 2011. See “—Restricted Stock Awards—Restricted Stock

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Award for Mr. Miller.” Each of Messrs. McDonough, Brehm and Crosby, and Ms. Phillips, received a grant of 10,700, 10,700, 26,700, and 7,350 performance shares, respectively.

Performance Units - 2016-2018 Performance Cycle

The Committee established target performance for the 2016-2018 award cycle at 95.8% AECR calculated based on the average of each of the three annual performance periods, which is a challenging goal but reflects the Company’s expectations relative to its specialty focus. An AECR of 100.8% or higher would result in a payout of 0% and an AECR of 90.8% or lower would result in a payout of 200%. Meeting or exceeding this target requires improved financial performance over the three-year cycle. Each performance unit has a value of $100. AECR is the reported GAAP Combined Ratio for the underwriting reportable segments (currently defined as the summation of the Specialty Industries and Specialty Products reportable segments, to be adjusted to include any additional underwriting reportable segments in the future) adjusted to include all other non-underwriting income and expense items, except items explicitly related to capital and investment activities (including tax items related to capital and investment activities). The adjustment to GAAP Combined Ratio shall be calculated as the pre-tax impact of items above divided by GAAP earned premium for the underwriting reportable segments.

Mr. Miller received a grant of 22,500 performance units. Each of Messrs. McDonough, Brehm and Crosby, and Ms. Phillips, received a grant of 4,000, 4,000, 10,000, and 2,750 performance units, respectively.

Restricted Shares - 2016-2018 Cycle

Each of Messrs. McDonough, Brehm and Crosby, and Ms. Phillips, received a grant of 10,700, 10,700, 26,700, and 7,350 restricted shares, respectively. The restricted shares will vest on January 1, 2019, subject to continued employment. The Committee decided to award restricted shares to the named executive officers (other than Mr. Miller) beginning with the 2015-2017 award cycle to reduce volatility related to extreme events and promote alignment with long-term shareholder interests.

One-Time Restricted Stock Awards for Executive Officers

On February 24, 2016, the Committee awarded shares of restricted stock to each of the NEOs and the other members of the executive team, with the exception of Mr. Miller. These awards will vest on February 24, 2018. The Committee made these awards to recognize the continued effort and commitment of the senior team. These awards will provide an increased stake in the Company in alignment with owners. Awards were made to Messrs. McDonough, Brehm, and Crosby and Ms. Phillips, of 12,500, 25,000, 25,000, and 7,500 respectively.

Other Elements of Compensation

Retirement and Other Benefits

We have no active pension plans. Benefit accruals under our qualified pension plan and our non-qualified supplemental pension plan were frozen for all employees in 2002. None of our executive officers is eligible to participate in or receive payments under any of our frozen pension plans.

Executive officers and other key employees may participate in our non-qualified deferred compensation plan. Under the plan, participants may defer all or a portion of their annual MIP award and long-term incentive awards, which may be invested in various investment options including the OneBeacon Stock Fund, which tracks the value of our common shares, and, as long as we remain part of the White Mountains group, the White Mountains Stock Fund, which tracks the value of White Mountains shares. None of the investment options offered under these plans provides above-market rates of interest.

All of our employees may participate in our qualified OneBeacon 401(k) Savings and Employee Stock Ownership Plan. We do not provide supplemental retirement benefits to any employees in connection with these plans. Our executive officers also participate in other employee benefit plans on the same terms as our other employees. These plans generally include health insurance, life insurance and charitable gift matching.

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Perquisites

Because of our belief in emphasizing performance-based compensation, perquisites to our executive officers, other than as described below, do not comprise a material element of our compensation program.

We allow Mr. Miller to use corporate aircraft for personal reasons. The Committee established an annual cap on Mr. Miller’s personal use of the corporate aircraft of $125,000. Other trips are reimbursed by Mr. Miller at their full cost to the Company and are not considered a perquisite. The amount of the actual out-of-pocket costs to the Company of the personal flights in 2015, which is $125,000, is included in Mr. Miller’s total compensation in the Summary Compensation Table. From time to time, an executive officer may take his spouse or other family members with him on a business trip. In this instance, we do not include any amounts for the flight in the executive’s total compensation in the Summary Compensation Table because the additional passenger(s) do not increase the aggregate incremental cost of the flight. No NEO, other than Mr. Miller, used corporate aircraft for personal reasons in 2015.

Board Fees

Our executive officers, and White Mountains’ executive officers, do not receive director fees for serving on the Company’s or subsidiaries’ boards of directors.

Employment Agreements

We have no long-term employment agreements with our executive officers. Certain NEOs have severance arrangements within their employment offer letters. The details of these arrangements are disclosed under “Summary Compensation Table—Employment Offer Letters.”

Severance Arrangements

We do not have a formal severance policy; any recommended severance payment to an executive officer other than that set forth in an employment offer letter would be at the sole discretion of the Committee. The details of the severance arrangements with the NEOs are disclosed under “Summary Compensation Table—Employment Offer Letters.”

Change in Control

We have no change in control agreements with our executive officers or key employees other than that found in our long-term incentive plans which govern our long-term incentive awards and the employment offer letters described above. The change in control provisions of our long-term incentive plans are described in more detail under the heading “—Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plans.”

Share Ownership Guidelines

We do not currently have share ownership guidelines. The Committee recognizes that a significant portion of executive compensation is in performance shares and restricted stock and thus tied to the Company’s share performance over the long-term. The Committee may review whether share ownership guidelines are appropriate at some future date.

Clawback Policy

The Committee adopted a Clawback Policy in June 2010 which provides that the Board may require any person who received a bonus or other long-term incentive compensation award to repay the Company part or all of such award if a restatement of the Company’s financial statements is required by the SEC for failure to materially comply with any federal securities law that governs financial reporting as a result of such person’s misconduct. Where the misconduct is fraudulent, the person must reimburse the Company for all such bonuses or long-term incentive compensation. The Committee is aware that the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) requires all public companies to implement and disclose clawback policies for incentive-based executive compensation (including stock options). Dodd-Frank directs the SEC and the stock exchanges to adopt rules implementing this aspect of the bill. In July 2015, the SEC proposed rules to implement the Dodd-Frank clawback requirements, and once the rules are finalized and published, we will review the rules and our policy to ensure it is compliant.

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Executive Hedging

The Company’s Insider Trading Policy prohibits our directors, officers and employees from selling short Company securities and from buying or selling puts, calls or derivatives relating to Company securities.

Frequency of Say on Pay Member Vote

At the 2011 Annual General Meeting, a proposal was approved to hold an advisory vote on say-on-pay once every three years. In light of the voting results with respect to the frequency of member votes on executive compensation, the Company has decided that it will conduct an advisory vote on the compensation of NEOs once every three years. Our members voted to approve the Company’s executive compensation at our 2014 Annual General Meeting of Members. The next say-on-pay vote will be held at our 2017 Annual General Meeting of Members.

Compensation Benchmarking

Management periodically engages in its own benchmarking exercise using a peer group of specialty insurers and other companies consisting of Argo Group International Holdings, W.R. Berkley Corporation, HCC Insurance Holdings, Markel Corporation, Navigators Group, Inc., and RLI Corporation. Management reviews proxy statements for these comparable companies, considers the compensation practices of White Mountains, and incorporates market feedback from its recent experience in recruiting and hiring executives. From time to time, management or the Committee may engage a compensation consultant to assist with benchmarking. During 2015, management retained Mercer, a compensation consultant, to provide management with compensation information for certain executive officers, and other benchmark information related to trends and competitive practices in executive compensation. The Compensation Committee was provided a summary of the analysis prepared by Mercer.

The Committee may work with its own compensation consultant as it deems necessary, but generally believes that it is preferable to coordinate with management in working with a consultant to ensure seamless administration and clear communication among all parties. To the extent that the Committee retains a consultant directly, the Committee would engage the consultant and similarly would have the ability to terminate the consultant. The Committee may, from time to time, commission work independent of management’s knowledge or involvement, such as specific benchmarking with respect to the CEO’s compensation, and may request that a consultant meet with the Committee, sometimes in executive session, from time to time as necessary or appropriate. In accordance with its Charter, in connection with hiring any consultants, the Committee will consider all factors relevant to the Consultant’s independence, including the factors specified by applicable NYSE Standards.

Tax Considerations

As a Bermuda-domiciled company, we do not receive a tax deduction for a certain portion of compensation paid to our NEOs. Each of our NEOs provides services to, and is compensated by, the parent company in Bermuda and subsidiaries in the United States. We do not receive a tax deduction for the compensation paid by the parent company in Bermuda as Bermuda does not impose a corporate income tax. With respect to compensation paid to our NEOs in the United States, Section 162(m) would limit the deductibility of their compensation to $1,000,000 per individual to the extent the compensation is not performance-based as defined in Section 162(m). The Company is cognizant of Section 162(m) and generally seeks to structure its long-term incentive programs to permit the deductibility of a significant portion of such compensation paid to our NEOs. However, from time to time the Committee may approve compensation that will not meet the Section 162(m) requirements if, in the Committee’s judgment, structuring compensation in such a manner better promotes the Company’s interests. For example, the restricted stock awards made to Messrs. Miller, and the other NEOs do not qualify for a deduction under Section 162(m). See “Compensation Discussion and Analysis—Restricted Stock Awards.”

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Compensation Committee Report

The Compensation Committee of the Board has submitted the following report for inclusion in this Proxy Statement:

Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Committee:

Lowndes A. Smith, Chairman

Raymond Barrette

 Lois W. Grady

Kent D. Urness

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Summary Compensation Table

The following table sets forth the cash and certain other compensation paid by us and our subsidiaries for the fiscal year ended December 31, 2015, to our NEOs—the Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers, and one executive officer who left the Company in 2015. None of our NEOs is eligible to participate in our pension plans. The Company does not pay above-market earnings in its non-qualified deferred compensation plans.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total($)
T. Michael Miller, President and Chief Executive Officer	2015	500,000	356,300	1,190,963	834,750	401,105	3,283,118
	2014	500,000	100,000	1,107,850	706,500	533,210	2,947,560
	2013	500,000	777,050	1,088,504	1,395,000	650,420	4,410,974
Paul H. McDonough, Executive Vice President and Chief Financial Officer	2015	400,000	235,000	305,633	136,157	20,012	1,096,802
	2014	400,000	500,000	277,042	117,750	11,029	1,305,821
	2013	394,231	458,225	264,200	263,500	10,959	1,391,115
Paul J. Brehm, Executive Vice President	2015	388,462	215,000	305,633	143,021	20,012	1,072,128
Dennis A. Crosby, Executive Vice President	2015	476,923	275,000	573,028	195,146	40,606	1,560,703
	2014	400,000	90,000	221,602	164,850	32,029	908,481
	2013	400,000	327,925	154,557	325,500	52,930	1,260,912
Maureen A. Phillips, Senior Vice President and General Counsel	2015	375,000	205,000	210,113	143,021	17,353	950,487
	2014	375,000	650,000	121,968	120,890	11,174	1,279,032
	2013	375,000	625,000	113,606	—	7,388	1,120,994
Paul F. Romano, Executive Vice President	2015	207,692	—	—	—	1,205,192	1,412,884
	2014	400,000	—	221,602	164,850	32,310	818,762
	2013	400,000	327,925	154,557	325,500	53,061	1,261,043

(1)	All amounts shown represent annual bonus payments under the MIP unless otherwise stated. Ms. Phillips’ 2014 amount consists of a $250,000 annual bonus, and a sign-on bonus of $400,000. Mr. Miller’s 2013 amount consists of a $468,800 annual bonus and a $308,250 additional payment. Mr. McDonough’s 2013 amount consists of a $400,000 annual bonus and a $58,225 additional payment. Ms. Phillips’ 2013 amount consists of a $225,000 annual bonus, and a sign-on bonus of $400,000. For each of Mr. Romano and Mr. Crosby, 2013 amounts consist of a $256,000 annual bonus and a $71,925 additional payment.

(2)	Represents the aggregate grant date fair value of performance shares granted in 2015, 2014 and 2013 and the aggregate grant date fair value of restricted shares granted in 2015. The amounts in this column are computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used to calculate fair value are discussed in Note 9 to our consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. Assuming achievement of a maximum performance factor of 200%, the grant date fair value of the 2015-2017 performance share awards is as follows: Mr. Miller-$2,381,926; Mr. McDonough-$305,633; Mr. Brehm-$305,633; Mr. Crosby-$573,028; and Ms. Phillips-$210,113. Mr. Romano did not receive a 2015-2017 long-term incentive award and his outstanding long-term incentive awards for the 2013-2015 and 2014-2016 performance cycles were forfeited when he left the Company.

(3)	For each of 2015, 2014 and 2013, amounts represent payments made with respect to performance units granted for performance cycles ending in such year.

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(4)	The following table presents a breakout of “All Other Compensation” included in the Summary Compensation Table for 2015, 2014, and 2013.

Name	Year	Personal use of planes ($)(1)	Restricted Stock Dividends ($)	401 (k) match ($)	Employee stock ownership plan ($)	Housing ($)	Separation Pay ($)	Total ($)
T. Michael Miller	2015	125,000	264,600	7,950	3,555	—	—	401,105
	2014	125,000	396,900	7,800	3,510	—	—	533,210
	2013	110,159	529,200	7,650	3,411	—	—	650,420
Paul H. McDonough	2015	—	8,507	7,950	3,555	—	—	20,012
	2014	—	—	7,519	3,510	—	—	11,029
	2013	—	—	7,548	3,411	—	—	10,959
Paul J. Brehm	2015	—	8,507	7,950	3,555	—	—	20,012
Dennis A. Crosby	2015	—	15,949	7,769	3,555	13,333	—	40,606
	2014	—	21,000	7,519	3,510	—	—	32,029
	2013	—	42,000	7,519	3,411	—	—	52,930
Maureen A. Phillips	2015	—	5,848	7,950	3,555	—	—	17,353
	2014	—	—	7,664	3,510	—	—	11,174
	2013	—	—	3,977	3,411	—	—	7,388
Paul F. Romano	2015	—	—	5,192	—	—	1,200,000	1,205,192
	2014	—	21,000	7,800	3,510	—	—	32,310
	2013	—	42,000	7,650	3,411	—	—	53,061

(1)	Amounts represent the aggregate incremental cost to the Company for the personal use of Company aircraft. For Company aircraft, the incremental cost is the direct cost per hour multiplied by the number of hours of use. For chartered flights, the incremental cost is the actual cost of the flight.

Employment Offer Letters

Offer Letter for Mr. McDonough

Mr. McDonough’s offer letter provides that if his employment is terminated involuntarily for reasons other than cause, or if he is no longer the Chief Financial Officer as a result of involuntary circumstances, including as a result of a change in control, he is eligible for a separation payment equal to two years of salary and target bonus.

Offer Letter for Mr. Brehm

Mr. Brehm’s offer letter provides that if his employment is terminated for reasons other than cause, including termination due to any prospective change in control, he is eligible for a separation payment equal to one year of salary.

Offer Letter for Mr. Crosby

Mr. Crosby’s offer letter provides that if his employment is terminated for reasons other than cause, including termination due to any prospective change in control, he is eligible for a separation payment equal to two years of salary and target bonus.

Offer Letter for Ms. Phillips

Ms. Phillips’ offer letter provides for a sign-on bonus of $1,300,000, $500,000 of which was paid within 30 days of employment and $400,000 of which was paid in each of March 2013 and March 2014. Ms. Phillips’ offer letter also provides that if her employment is terminated for reasons other than cause including termination due to any prospective change in control, she is eligible for a separation payment equal to two years of salary and target bonus.

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Offer Letter for Mr. Romano

Mr. Romano joined the Company in 2008 pursuant to an offer letter which provided that if his employment were terminated for reasons other than cause, including termination due to any prospective change in control, he would be eligible for a separation payment equal to twelve months of salary. On February 20, 2015, a subsidiary of the Company entered into a separation agreement with Mr. Romano pursuant to which he received a lump sum separation payment of $1.2 million in lieu of the payment provided for in his offer letter. See “Executive Compensation—Compensation Discussion and Analysis—2015 Compensation Actions—Other 2015 Compensation Matters.”

Management Incentive Plan

We provide annual cash incentive opportunities to our executive officers through our annual MIP. The aggregate target MIP bonus pool is set annually, and the actual size of the pool paid out depends upon Company performance in a number of categories established early in each performance year, typically including some or all of our long-term financial goals and other specific operational goals as determined by the Compensation Committee. The Compensation Committee may exercise discretion in the final determination of the overall performance factor and the performance factors for each business and/or executive and may also recognize non-financial measures when making its overall assessment of Company performance. Other goals may include achieving net written premium growth, effective capitalization, completing transactions that create long-term economic value, and managing aggregate catastrophic exposure. Individual incentive payments can vary widely around the pool average. There is no cap (other than the size of the pool) on any individual award. However, each participant is given a target expressed as a percentage of base salary. With limited exceptions, participants must be employed through the payment date in order to receive a payment under the MIP.

Long-Term Cash Awards

Certain selected non-NEOs in the Company’s insurance businesses participate in the Long-Term Cash Plan (“LTC Plan”), under which annual awards are granted. Individuals participating in the LTC Plan receive 25% of their long-term target awards in performance units and 25% in restricted stock units under the LTIP, and 50% in LTC Plan awards. Payments under the LTC Plan awards vary by individual business unit. Having awards under both plans rewards participants for overall company results but also provides an incentive for driving individual business unit results which they have the best opportunity to directly influence. The LTC Plan is generally funded in aggregate based upon performance against various business unit objectives and goals at the discretion of the Committee.

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Grants of Plan-Based Awards

The following table sets forth the plan-based awards granted to the named executive officers under the LTIP during 2015. The Company did not grant any stock options during 2015.

		Non-Equity Incentive Plan Awards (1) (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stocks or Units (3) (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
T. Michael Miller (Performance Shares)	2/24/2015					0	78,924	157,848		1,190,963
T. Michael Miller (Performance Units)	2/24/2015	45,000	0	3,757,500	7,492,500
Paul H. McDonough (Performance Shares)	2/24/2015					0	10,127	20,254		152,816
Paul H. McDonough (Performance Units)	2/24/2015	7,750	0	651,250	1,298,750
Paul H. McDonough (Restricted Shares)	2/24/2015								10,127	152,816
Paul J. Brehm (Performance Shares)	2/24/2015					0	10,127	20,254		152,816
Paul J. Brehm (Performance Units)	2/24/2015	9,250	0	751,750	1,498,250
Paul J. Brehm (Restricted Shares)	2/24/2015								10,127	152,816
Dennis A. Crosby (Performance Shares)	2/24/2015					0	18,987	37,974		286,514
Dennis A. Crosby (Performance Units)	2/24/2015	14,500	0	1,219,000	2,431,000
Dennis A. Crosby (Restricted Shares)	2/24/2015								18,987	286,514
Maureen A. Phillips (Performance Shares)	2/24/2015					0	6,962	13,924		105,057
Maureen A. Phillips (Performance Units)	2/24/2015	6,600	0	532,950	1,062,050
Maureen A. Phillips (Restricted Shares)	2/24/2015								6,962	105,057
Paul F. Romano	—	—	—	—	—	—	—	—		—

(1)	Consists of 2015-2017 performance units and 2015-2016 replacement performance units granted under the LTIP. The Committee canceled the 2014-2016 performance unit awards in February 2015 and replaced them with 2015-2016 performance unit awards.

(2)	Consists of 2015-2017 performance shares granted under the LTIP.

(3)	Consists of 2015-2017 restricted shares granted under the LTIP.

Long-Term Incentive Plan and Awards

All outstanding long-term incentive awards granted to the named executive officers have been granted under the LTIP. The LTIP allows for the award of incentive or non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units. All awards granted will vest if (1) there is a change in control of OneBeacon (as defined in the LTIP) and (2) within 24 months of the change in control, the recipient is terminated, other than for cause, or there is an adverse change in the plan. See “—Potential Payments Upon Termination or Change in Control—Long-Term Incentive Plans.” Awards are generally forfeited if the holder terminates employment prior to the end of the award period. Prorated awards may be paid in the event of a termination of employment due to death, disability or retirement. In order to be eligible to receive an award under the LTIP, all executive officers and key employees must enter into a Confidentiality and Non-Solicitation Agreement which prohibits employees from soliciting customers and certain potential customers of the Company and soliciting or hiring employees for a period of 12 months following termination of employment.

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Performance Shares

Performance shares are awards of phantom shares which are earned if performance goals established by the Compensation Committee are satisfied over a specified award period. The value earned by an employee pursuant to an award of performance shares is generally equal to the number of shares earned (which is 0-200% of the target number of shares granted) multiplied by the average closing price of a common share for the 5 trading days preceding the date that the Compensation Committee certifies performance plus any dividends paid prior to the day the Committee meets to certify the performance results and approve payment of the award. Set forth below is a summary of our award cycles outstanding as of December 31, 2015, including the cycle that vested as of December 31, 2015 and was paid out in March 2016.

LTIP Performance Cycle	Minimum (0%) Performance Goal	Target (100%) Performance Goal	Maximum (200%) Performance Goal
2013-2015	6% average annual GBVPS	13% average annual GBVPS	20% average annual GBVPS
2014-2016	7% average annual GBVPS	14% average annual GBVPS	21% average annual GBVPS
2015-2017	5.5% average annual GBVPS	12.5% average annual GBVPS	19.5% average annual GBVPS

Performance Units

Performance units are awards which grant recipients the right to receive, without payment to the Company, an earned value. Performance units are earned to the extent performance goals established by the Compensation Committee are satisfied over a specified award period. The value earned for an award is generally equal to the target number of performance units multiplied by the value of the performance unit as established by the Committee, multiplied by the performance percentage (which may not be more than 200% for all awards outstanding as of December 31, 2015) as determined by the Committee based on achievement of performance goals. Set forth below is a summary of our award cycles outstanding as of December 31, 2015, including the cycle that vested as of December 31, 2015 and was paid out in March 2016. The value of all outstanding performance units is $100 per unit.

LTIP Cycle	Minimum Performance Goal(1)	Target Performance Goal(1)	Maximum Performance Goal(1)
2013-2015	SOAECR of 99.5%	SOAECR of 92.5%	SOAECR of 87.5%
2015-2016(2)	AECR of 100.0%	AECR of 95.0%	AECR of 90.0%
2015-2017	AECR of 100.2%	AECR of 95.2%	AECR of 90.2%

(1)	The minimum payout is 0% for 2013-2015, 2015-2016 and 2015-2017 performance units. The target payout is 100% for 2013-2015 and 2015-2017 performance units and 67% for 2015-2016 performance units and the maximum payout is 200% for 2013-2015 and 2015-2017 performance units and 133% for 2015-2016 performance units.

(2)	In February 2015, the Committee canceled the named executive officers’ then-outstanding 2014-2016 performance unit awards and issued 2015-2016 performance unit awards.

Stock Options and Restricted Stock Units

In the past, we have granted stock options and restricted stock units to named executive officers. In 2015, we granted restricted stock units to certain key employees, but not to any of the named executive officers.

Restricted Stock Award for Mr. Miller

In May 2011, Mr. Miller was granted 630,000 shares of restricted stock to secure his continued services for an extended period of time. In connection with the grant, Mr. Miller agreed to forego a portion of his expected performance share allocations for six years. This one-time grant of restricted stock to Mr. Miller equaled three times the foregone performance shares. Mr. Miller forfeited 35,000 shares of his 2011 performance share award, his performance share awards for 2012 through 2016 were each reduced by 35,000 shares, for an aggregate of 210,000 foregone performance shares. 25% of the shares of restricted stock vested on each of February 22, 2014, 2015 and 2016, and the final 25% of the initial grant amount will vest on February 22, 2017. In the event of a change in control, the restricted stock would vest if Mr. Miller is terminated other than for cause, is demoted or suffers a material reduction in his compensation opportunity within 24 months of the change in control. In addition, the shares would vest following a

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change in control if Mr. Miller were required to commute to another office for more than 18 months or were required to relocate his principal residence. Other than following a change in control, in the event of voluntary termination or termination for cause, Mr. Miller would forfeit all unvested shares. If Mr. Miller is terminated without cause, the restricted stock would vest pro-rata based on the period of time from the grant date through Mr. Miller’s termination date with a minimum vesting of 50%, taking into account already vested shares, in lieu of any severance payments.

Restricted Stock Awards for Named Executive Officers other than Mr. Miller

In February 2012, the Committee approved restricted stock awards to certain key employees, including each of Messrs. Brehm, Crosby and Romano, with a grant date of March 1, 2012. 50% of the restricted stock granted vested on February 28, 2014, and the remaining 50% vested on February 28, 2015. These awards were made primarily to key employees who were part of our specialty businesses and/or who closely supported those businesses.

In February 2015 and February 2016, the Committee approved restricted stock awards to the named executive officers (other than Mr. Miller) as part of our standard long-term incentive program. These awards vest on January 1, 2018 and January 1, 2019 respectively. In addition, the named executive officers (other than Mr. Miller) also received additional, one-time grants in February, 2016. These additional awards vest on February 24, 2018.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2015, there were no outstanding stock option awards. The following table summarizes the restricted stock and performance share awards to our named executive officers that were outstanding as of December 31, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(2)
T. Michael Miller	315,000	3,909,150	148,864	2,031,198
Paul H. McDonough	10,127	125,676	27,617	380,617
Paul J. Brehm	10,127	125,676	20,617	281,987
Dennis A. Crosby	18,987	235,629	32,977	448,697
Maureen A. Phillips	6,962	86,398	14,662	200,740
Paul F. Romano	—	—	—	—

(1)	Consists of restricted stock awards. Restricted stock value is based upon the closing price of the Class A shares on December 31, 2015. 157,500 of Mr. Miller’s restricted shares vested on February 22, 2016 and the remaining 157,500 shares will vest on February 22, 2017. The restricted shares of Messrs. McDonough, Brehm, Crosby, and of Ms. Phillips, vest on January 1, 2018.

(2)	Equity incentive plan awards not yet vested as of December 31, 2015 include:

Name	2014-2016 Performance Shares (at target), vesting December 31, 2016	2015-2017 Performance Shares (at target) vesting December 31, 2017
T. Michael Miller	69,940	78,924
Paul H. McDonough	17,490	10,127
Paul J. Brehm	10,490	10,127
Dennis A. Crosby	13,990	18,987
Maureen A. Phillips	7,700	6,962
Paul F. Romano	—	—

Payout value for performance shares is based on the December 31, 2015 closing market price of $12.41, at an estimated payout of 100% of target for the 2014-2016 and 2015-2017 performance cycles and includes dividends accrued since the grant date.

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Option Exercises and Stock Vested

The following table summarizes the stock awards that vested in 2015 for each of the named executive officers.

Name	Type of Award		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
T. Michael Miller	Restricted Shares	(1)	157,500	2,436,525
	Performance Shares	(2)	20,023	316,166
Paul H. McDonough	Performance Shares	(2)	4,860	76,739
Paul J. Brehm	Restricted Shares	(1)	7,500	112,500
	Performance Shares	(2)	2,090	32,998
Dennis A. Crosby	Restricted Shares	(1)	25,000	375,000
	Performance Shares	(2)	2,843	44,893
Maureen A. Phillips	Performance Shares	(2)	2,090	32,998
Paul F. Romano	Restricted Shares	(1)	25,000	375,000

(1)	Represents, for Mr. Miller, 157,500 restricted shares that vested on February 22, 2015, and, for Messrs. Brehm, Crosby and Romano 7,500, 25,000, and 25,000 restricted shares, respectively, that vested on February 28, 2015.

(2)	Represents 2013-2015 performance shares which vested on December 31, 2015 and paid out in cash. Target performance shares were awarded for the 2013-2015 performance cycle under the LTIP for each named executive officer as follows: Mr. Miller—82,400 performance shares; Mr. McDonough—20,000 performance shares; Mr. Brehm —8,600 performance shares; Mr. Crosby—11,700 performance shares; and Ms. Phillips—8,600 performance shares. The 2013-2015 performance shares became fully vested on December 31, 2015 at 24.3% of target. Value realized on vesting is based on the average closing share price on the 5 trading days prior to the February 24, 2016 Compensation Committee meeting, where performance and payment were certified, plus accumulated dividends through such date. See “—Grants of Plan-Based Awards—Long-Term Incentive Plan and Awards—Performance Shares.”

Deferred Compensation Plan

The named executive officers are eligible to participate in our unfunded, non-qualified plan for the purpose of deferring current compensation (the “Deferred Compensation Plan”). Participants can choose to defer all or a portion of qualifying remuneration payable (consisting of up to 100% of annual bonus and/or long-term incentive compensation), which can be invested in various investment options including the OneBeacon Stock Fund and the White Mountains Stock Fund. None of the investment options offered under the Deferred Compensation Plan provides an above-market rate of interest. As of December 31, 2015, Ms. Phillips had voluntarily deferred compensation into the Deferred Compensation Plan.

Non-Qualified Deferred Compensation for 2015

Name	Executive Contributions in Last FY($)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE($)
Maureen A. Phillips	262,283	—	(12,962)	—	395,413

(1)	Represents net appreciation/(depreciation) in the participant’s account in the Deferred Compensation Plan resulting from performance of the investment funds into which the deferral was invested at the participant’s election.

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Potential Payments Upon Termination or Change in Control

The table below summarizes the amounts that would be payable to our NEOs under our LTIP in the event of involuntary termination, death or disability, or a termination following a change in control as well as severance that would be payable under our offer letters with certain of our NEOs. The calculations were based on the assumption the terminations occurred on December 31, 2015. All payouts made pursuant to the LTIP or to the offer letters would be made in lump sums following the applicable termination date.

Required Maximum Payouts

Name		Involuntary Termination/ Separation ($)(2)	Voluntary Termination/ Retirement ($)	Death or Disability ($)(3)(5)	Change in Control with Termination ($)(4)
T. Michael Miller	LTIP (1)	2,497,513	—	5,378,063	6,789,701
	Severance (5)	—	—	—	—
Paul H. McDonough	LTIP (1)	—	—	571,742	655,526
	Severance (5)	1,200,000	—	—	1,200,000
Paul J. Brehm	LTIP (1)	—	—	580,989	664,773
	Severance (5)	400,000	—	—	400,000
Dennis A. Crosby	LTIP (1)	—	—	893,815	1,050,901
	Severance (5)	1,500,000	—	—	1,500,000
Maureen A. Phillips	LTIP (1)	—	—	416,044	473,643
	Severance (5)	1,125,000	—	—	1,125,000
Paul F. Romano	Severance (5)	1,200,000	—	—	—

(1)	Based upon $12.41, the closing price of the Class A shares on December 31, 2015, $1.68 per share representing accumulated dividends for 2014-2016 performance shares and $0.84 per share representing accumulated dividends for 2015-2017 performance shares.

(2)	The amount shown for Mr. Miller includes his restricted stock which would vest pro-rated for time (but at not less than 50%) less any shares previously vested.

(3)	Amounts shown are based on a payout at a 100% performance factor for the 2014-2016 and 2015-2017 performance shares and the 2015-2016 and 2015-2017 performance units. All amounts shown are pro-rated through December 31, 2015. Amounts exclude performance shares and performance units that vested on December 31, 2015. See “—Compensation Discussion and Analysis—2016 Compensation Actions.”

(4)	All amounts shown for performance shares and performance units are (1) valued at 100% of target for the 2014-2016 and 2015-2017 performance share cycles and the 2015-2016 and 2015-2017 performance unit cycles and (2) prorated through December 31, 2015. In the event of termination following a change in control, 100% of restricted stock awards would vest as of the termination date. Amounts exclude 2013-2015 performance shares and performance units that vested on December 31, 2015. See “—Summary Compensation Table.”

(5)	See “—Summary Compensation Table—Employment Offer Letters” for information regarding severance benefits for the named executive officers, including changes to Mr. Romano’s severance benefits implemented in February 2015.

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Long-Term Incentive Plans

Under our long-term incentive plans, certain events such as retirement, death or disability or a change in control of the Company coupled with involuntary or constructive employment termination or amendment to such plans materially adverse to its participants, may cause stock options to become partially exercisable and performance shares, performance units and restricted stock units to become payable in full or in part as outlined below.

None of our NEOs would have been entitled to receive any compensation with respect to outstanding award grants under our long-term incentive plans in the event of voluntary termination of employment or retirement on December 31, 2015.

In the event of death or disability, the NEOs or their beneficiaries would receive a pro-rated payment based on the number of full or partial months of service during the award period. For performance shares and performance units, payment is based on an assumed performance factor of 100% regardless of actual performance. For outstanding shares of restricted stock, payment is based on a pro-rated number of shares through the date of death or disability.

In the event of a change in control, followed by involuntary termination, constructive termination, or materially adverse amendment to our long-term incentive plans within 24 months of the change in control (“qualifying events”), for outstanding performance shares and performance units, the named executive officers would receive a pro-rated payment based on the full or partial months that have elapsed during the award period, the greater of the actual performance factor through the end of the quarter prior to the quarter in which the qualifying event occurs and an assumed performance factor of 100%, and, for performance shares, the greater of share price immediately prior to or on the date of the qualifying event. In the event of termination following a change in control, 100% of the unvested shares of restricted stock would vest as of the termination date.

A change in control is defined as (1) a third party acquiring more than 35% of OneBeacon’s common shares and more of OneBeacon’s common shares than White Mountains owns, (2) the continuing directors ceasing to constitute a majority of the OneBeacon board, or (3) OneBeacon disposing of substantially all of its assets to a third party.

In the event of involuntary termination other than for cause for the restricted shares granted to Mr. Miller, payment is based on a pro-rated number of shares through the date of termination (but at not less than 50%), less any shares previously vested. In the event of termination for cause, all outstanding long-term incentive awards would be forfeited.

Our long-term incentive plans do not provide for tax reimbursements for excess parachute payments that may result from a change in control.

Severance Agreements

We have no formal severance arrangements with our named executive officers, other than those contained in employment offer letters or pursuant to our long-term incentive plans. Severance benefits for our named executive officers, if any, are as disclosed in “Summary Compensation Table—Employment Offer Letters” or as determined by the Compensation Committee from time to time in its sole discretion. Pursuant to their respective Employment Offer Letters, Messrs. Brehm and Crosby and Ms. Phillips would be required to execute a release in favor of the Company as a condition of receiving severance payments provided for therein.

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COMPENSATION OF DIRECTORS

Our directors who are not employed by us or White Mountains are entitled to the following compensation for service on the Board and Board committees:

●	Annual compensation of $75,000 for each member of the Board;

●	Additional amounts of $150,000 annually for the Chairman of the Board, $50,000 annually for the Chairman of the Audit Committee, $10,000 annually for each member of the Audit Committee and $7,500 annually for each committee chairperson, other than the Audit Committee Chairman;

●	Each director receives $2,000 for attending a meeting of the Board; and

●	$2,000 for attending a meeting of any committee on which he or she serves.

In lieu of cash, directors may elect to receive up to 100% of their annual retainer (up to $75,000) in Class A shares. The number of shares issued to directors who elect to receive them in lieu of cash is determined based upon the closing price of the Class A shares on the date on which they are issued. We reimburse our directors for reasonable costs and expenses incurred in connection with attendance at Board and Board committee meetings.

The following table summarizes the compensation earned by our directors who served on the Board during 2015.

Name	Fees Earned or Paid in Cash ($)(1)(2)	Total ($)
Morgan W. Davis	87,000	87,000
Lois W. Grady	97,000	97,000
Ira H. Malis	111,000	111,000
Lowndes A. Smith	278,500	278,500
Patrick A. Thiele	111,000	111,000
Kent D. Urness	161,000	161,000

(1)	For all directors, includes annual Board retainer and meeting fees. Includes Chairman of the Board retainer, Chairman of Compensation Committee retainer and Audit Committee retainer for Mr. Smith. Includes Chairman of Audit Committee retainer for Mr. Urness. Includes Audit Committee retainer for Mr. Malis and Mr. Thiele.

(2)	Ms. Grady and Mr. Urness each elected to receive Class A shares with a value of $37,496 in lieu of cash. The number of shares in lieu of cash was determined based on the closing price of the Class A shares on May 20, 2015.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Approval of Related Person Transactions

The Audit Committee, pursuant to its Charter, reviews and approves all related party transactions and reviews all disclosures thereof. For purposes of the Audit Committee’s oversight responsibility, a related party transaction is defined as any transaction that is required to be disclosed in the Company’s proxy statement—a transaction of more than $120,000 in which the Company and a director, executive officer or holder of 5% or more of the Company’s shares (or their immediate family members) are participants and have a direct or indirect material interest. In addition, pursuant to a provision in the Company’s Bye-laws, any transaction between the Company and White Mountains or any officer, director or employee of White Mountains or any of their affiliates will not be deemed a breach of White Mountains’ fiduciary duty if it is approved either by (1) a majority of the disinterested directors, or (2) holders of a majority of common shares, excluding common shares held by White Mountains. In the course of its review and approval of a disclosable related party transaction, the disinterested directors of the Audit Committee and the Board consider:

●	the nature of the related person’s interest in the transaction; and

●	the material terms of the transaction, including, without limitation, the amount and type of transaction.

Any member of the Audit Committee who is a related person with respect to a transaction under review, or any director or officer of White Mountains who is also a director of the Company, may not participate in the deliberations or vote respecting approval of the transaction, but may be counted in determining the presence of a quorum at a meeting of the Audit Committee or the full Board, as the case may be.

Pursuant to its charter, the Audit Committee approved all transactions with related persons occurring during 2015.

Transactions with Related Persons

White Mountains

Separation Agreement

In connection with the initial public offering of the Company’s common shares and a related internal reorganization (“IPO”), the Company entered into a Separation Agreement dated November 14, 2006 with White Mountains (“Separation Agreement”) to address a number of operational, administrative and financial matters relating to the fact that OneBeacon would no longer be a wholly-owned subsidiary of White Mountains. These matters included, among others, the administration of payroll, employee benefits programs, deferred compensation and 401(k) plans, OneBeacon’s travel and logistics office, certain information technology assets and functions and certain agreements with respect to finance and tax arrangements. For the year ended December 31, 2015, OneBeacon recorded expenses of approximately $0.3 million and revenues of approximately $2.0 million for services under the Separation Agreement that OneBeacon received from or provided to White Mountains and its subsidiaries, respectively.

Registration Rights Agreement

In connection with the IPO, the Company entered into a registration rights agreement dated November 14, 2006 with White Mountains that provides that White Mountains can demand that the Company register the distribution of its common shares owned by White Mountains (“demand” registration rights). In addition, White Mountains has “piggyback” registration rights, which means that White Mountains may include its shares in any future registrations of the Company’s common equity securities, whether or not that registration relates to a primary offering by the Company or a secondary offering by or on behalf of any of the Company’s shareholders. These registration rights are transferable by White Mountains. The Company will pay all costs and expenses in connection with each such registration, except underwriting discounts and commissions applicable to the common shares sold by White Mountains. The registration rights agreement contains customary terms and provisions with respect to, among other things, registration procedures and rights to indemnification in connection with the registration of the common shares on behalf of White Mountains. The Company will register sales of its common shares owned by employees and directors of White Mountains pursuant to employee share or option plans, but only to the extent such registration is required for the shares to be freely tradable.

Investment Management Agreement with White Mountains Advisors LLC

Pursuant to an Amended and Restated Investment Management Agreement dated as of December 23, 2014, as amended (the “WMA Agreement”) by and between OneBeacon and White Mountains Advisors LLC (“WM Advisors”), WM Advisors supervises and directs the fixed income and other investment portions of the Company’s and its subsidiaries’ investment portfolio. The Company

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and its subsidiaries have agreed to pay annual investment management fees generally based on the quarter-end market values held under custody as set forth in the table below:

Assets Under Management	Annual Fee
Investment Grade Fixed Income:
—Up to $1 billion	10.0 basis points
—Next $1 billion	8.5 basis points
—Next $3 billion	7.5 basis points
—Greater than $5 billion	2.5 basis points
High Yield Fixed Income	25.0 basis points
Equities	100.0 basis points
Hedge Funds	100.0 basis points
Private Equity Funds & Other Deferred Fundings
First 2 years of fund’s life (committed)	100.0 basis points
Thereafter (fair value)	100.0 basis points
Affordable housing credit funds
First year of fund’s life (committed)	100.0 basis points
Thereafter (fair value)	10.0 basis points

WM Advisors is also paid a quarterly fee for treasury management services computed at the annual rate of 1.75 basis points (0.0175%) of the aggregate value of net assets on an annual basis. The Company and its subsidiaries incurred approximately $3.6 million in fees for investment management services provided by WM Advisors under the WMA Agreement and approximately $0.4 million in treasury management fees during 2015. The WMA Agreement may be terminated by either party upon 60-days prior written notice.

Prospector Partners LLC

Investment Management Agreement with Prospector

Until June 30, 2015, Prospector Partners LLC (“Prospector”) supervised and directed the publicly-traded common equity and convertible securities portions of OneBeacon’s investment portfolio and managed assets for each of the OneBeacon’s qualified and non-qualified pension plans, and two proprietary funds under the Company’s 401(k) Savings and Employee Stock Ownership Plan pursuant to separate investment management agreements with OneBeacon and each of the plans.

Under the agreements, OneBeacon and the plans paid annual management fees to Prospector based on aggregate net assets under management according to the following schedule: 1.00% on the first $200 million; 0.50% on the next $200 million; and 0.25% on amounts over $400 million.

For the year ended December 31, 2015, OneBeacon incurred approximately $0.4 million, and the benefit plans incurred approximately $0.9 million, in fees for investment management services provided by Prospector.

Richard P. Howard was a portfolio manager of Prospector and a director of the Company until his retirement from Prospector and his resignation from the Company’s Board of Directors effective December 31, 2014. John D. Gillespie was a director of White Mountains and the founder and managing member of Prospector. In conjunction with Mr. Gillespie’s retirement from the White Mountains Board of Directors, the investment management agreements between OneBeacon and Prospector and the OneBeacon benefit plans and Prospector were terminated in June 2015.

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Prospector Managed Limited Partnerships

Prior to fully redeeming its interests in 2015, OneBeacon held investments in limited partnerships managed by Prospector. Under the limited partnership agreements, Prospector served as general partner and general manager of the funds and was paid a management fee by OneBeacon. In addition, OneBeacon allocated a portion of its earnings from OneBeacon’s limited partnership interests to Prospector as an incentive fee. For the year ended December 31, 2015, OneBeacon incurred $0.1 million in management fees and essentially no incentive fees.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee the Company’s financial reporting process, including oversight of the independent auditors and the Company’s internal controls over financial reporting. The Audit Committee Charter, which further describes the Audit Committee’s oversight role, has been adopted by our Board of Directors and is available for viewing at www.onebeacon.com.

The Company’s management has primary responsibility for the preparation, presentation and integrity of the Company’s consolidated financial statements and financial reporting process, including the Company’s system of internal controls designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”) is responsible for auditing the Company’s consolidated financial statements and expressing its opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, as well as its opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (“PCAOB”).

In overseeing the Company’s financial reporting process, the Audit Committee has:

●	Reviewed and discussed the Company’s audited financial statements and management’s report of the effectiveness of the Company’s system of internal control over financial reporting for the year ended December 31, 2015 with the Company’s management and PwC;

●	Discussed with PwC the matters required to be discussed by the applicable PCAOB standards; and

●	Received the written disclosures and the letter from PwC required by applicable PCAOB rules regarding PwC’s communications with the Audit Committee concerning independence and discussed with PwC their independence from the Company.

Based on these reviews and discussions described in this report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee has determined that the non-audit fees billed by PwC for services performed in 2015 and 2014 (as presented herein) are compatible with maintaining their independence; and it has recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for filing with the SEC and for presentation to members at the 2016 Annual Meeting.

Submitted by the Audit Committee

Kent D. Urness, Chairman

 Ira H. Malis

Lowndes A. Smith

 Patrick A. Thiele

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INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES AND SERVICES

The Audit Committee pursuant to its policy pre-approves the scope and fees for all services performed by PwC. Annually, the OneBeacon Audit Committee receives and pre-approves a written report from PwC describing the elements expected to be performed in the course of its audit of OneBeacon’s financials. All other audit, audit-related and non audit-related services rendered by PwC also require pre-approval, which may be granted in accordance with the provisions of the policy either (1) at a meeting of the full Audit Committee, (2) on an interim basis by the Chairman of the Audit Committee, provided that the requested services are not expressly prohibited and are ratified by the full Audit Committee at its next regularly scheduled meeting, or (3) on a per-project basis by the Director of Internal Audit or his/her designee through specific compliance with pre-approved definitions of services that do not exceed per-project limits established by the Committee, provided that the Director of Internal Audit makes a full report of all services pre-approved pursuant to the policy at the next regularly scheduled meeting of the Committee.

It is the intent of the policy to assure that PwC’s performance of audit, audit-related and non audit-related services, such as tax services, are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee under its policy include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal and valuation services; fairness opinions; contribution-in-kind reports; certain actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit. All services performed by PwC during 2015 and 2014 were pre-approved in accordance with the policy described above.

The services performed by PwC in 2015 and 2014 are described below. PwC does not provide any services to the Company prohibited under applicable laws and regulations, such as financial information systems design and implementation. From time to time, PwC may perform permissible consulting services for the Company, provided they have been pre-approved in accordance with the policy described above. To the extent consulting services are provided by PwC, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of PwC. The independence of PwC is also considered annually by the Audit Committee.

The following table sets forth the approximate aggregate fees billed by PwC for professional services provided in 2015 and 2014:

PwC Fees	2015(5)	2014(5)
Audit Fees(1)	$1,343,081	$1,190,920
Audit-Related Fees(2)	—	$40,000
Tax Fees(3)	$233,727	$125,509
All Other Fees (4)	—	$5,913
Total	$1,576,808	$1,362,342

(1)	The fees in this category were for professional services rendered in connection with (a) the audits of the Company’s annual financial statements, including the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K, (b) the review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q, (c) audits of the Company’s subsidiaries that are required by statute or regulation, and (d) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as comfort letters and consents.

(2)	The fees in this category were for professional services rendered in connection with actuarial certifications of loss reserves.

(3)	The fees in this category were for professional services rendered in connection with tax strategy assistance and tax compliance services.

(4)	The fees in this category were for advisory services in connection with international regulatory requirements.

(5)	The fees reported include expense reimbursements of $127,403 and $146,096 in 2015 and 2014, respectively. All fees shown are included in aggregate fees billed to White Mountains for services rendered by PwC during 2015 and 2014 as disclosed in White Mountains’ 2016 and 2015 proxy statements.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our equity compensation plans that authorize the issuance of the Company’s common shares. This information is provided as of December 31, 2015.

Plan Category	(A)	(B)	(C)
	Number of securities to be Issued upon exercise of Outstanding options, Warrants and rights(2)	Weighted average exercise Price of outstanding options, warrants and rights ($)	Number of securities Remaining available for Future issuance under Equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders (1)	3,057,647	—	10,808,116

(1)	All data relates to the OneBeacon Long-Term Incentive Plan (2007) (“LTIP”).

(2)	Represents the following awards outstanding as of December 31, 2015: (a) 456,669 performance shares at target, (b) 200,194 restricted stock units, and (c) 2,400,784 Class A common shares that would be required to settle outstanding performance units at target. The performance shares and performance units are typically settled in cash, although they may also be settled in Class A shares, or partly in cash and partly in Class A shares, at the discretion of the Compensation Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to SEC rules relating to the reporting of changes in beneficial ownership of common shares, the executive officers, directors and greater than 10% Members are believed to have filed all reports required under Section 16(a) of the Exchange Act on a timely basis during 2015 with the exception of the Forms 4 related to the February 24, 2015 grants of restricted stock to Messrs. Brehm, Crosby and McDonough and Ms. Phillips, and the February 24, 2015 grant of restricted stock units to Mr. Treacy.

41

PROPOSAL 2

ELECTION OF DIRECTORS OF SPLIT ROCK INSURANCE, LTD.

Bye-law 77 of the Company provides that the members of the Company shall authorize the election of the Board of Directors of any designated subsidiary of the Company, such as Split Rock Insurance, Ltd.

Proposal 2 calls for the authorization of the election of Mr. Christopher Garrod (age 44, Director of Conyers Dill & Pearman Limited), Ms. Sarah Kolar (age 40, Secretary and Deputy General Counsel of the Company), Mr. Kevin Pearson (age 51, President of HG Re Ltd.), and Mr. John Treacy (age 52, Chief Accounting Officer and Treasurer of the Company) to the Board of Directors of Split Rock Insurance, Ltd.

None of the director nominees will receive any direct compensation for their services as a director of Split Rock Insurance, Ltd. Split Rock Insurance, Ltd. pays an annual fee for services to Codan Services Limited, an affiliate of Conyers Dill & Pearman Limited, which includes fees for the provision of a director.

The Board recommends a vote FOR Proposal 2, which calls for the authorization of the election of the director nominees of Split Rock Insurance, Ltd.

PROPOSAL 3

ELECTION OF DIRECTORS OF GRAND MARAIS CAPITAL LIMITED

Bye-law 77 of the Company provides that the members of the Company shall authorize the election of the Board of Directors of any designated subsidiary of the Company, such as Grand Marais Capital Limited.

Proposal 3 calls for the authorization of the election of Ms. Kolar, Mr. Jonah Pfeffer (age 41, Managing Partner of OneBeacon Insurance Group), and Ms. Davinia Smith (age 37, director of Alter Domus (UK) Limited) to the Board of Directors of Grand Marais Capital Limited.

None of the director nominees will receive any direct compensation for their services as a director of Grand Marais Capital Limited. Grand Marais Capital Limited pays an annual fee for services to Alter Domus (UK) Limited, which includes fees for the provision of a director.

The Board recommends a vote FOR Proposal 3, which calls for the authorization of the election of the director nominees of Grand Marais Capital Limited.

PROPOSAL 4

ELECTION OF DIRECTORS OF ANY NEW DESIGNATED SUBSIDIARY

Bye-law 77 of the Company provides that the members of the Company shall authorize the election of the Board of Directors of any designated subsidiary of the Company.

Proposal 4 calls for the authorization of the election of Mr. Paul H. McDonough (age 51, Executive Vice President and Chief Financial Officer of OneBeacon Insurance Group, Ltd.), Messrs. Treacy and Pearson, and Ms. Kolar to the Board of Directors of any new designated subsidiary that may be formed by the Company prior to the next Annual General Meeting.

None of the director nominees will receive any compensation for their services as a director of any such subsidiary.

The Board recommends a vote FOR Proposal 4 which calls for the authorization of the election of the director nominees of any new designated subsidiary.

42

PROPOSAL 5

APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to member approval, the Audit Committee of the Board has appointed PwC as the Company’s independent registered public accounting firm for 2016. Further, members are being asked to authorize the Board, acting by the Audit Committee, to negotiate and fix the remuneration to be paid to PwC in connection with the services to be provided to the Company for 2016.

PwC has served as the Company’s independent registered public accounting firm for the past 10 years and as White Mountains’ registered public accounting firm for the past 16 years. The Audit Committee has considered a number of factors in determining whether to reappoint PwC as the Company’s independent auditor, including the length of time PwC has been engaged, independence from the Company, expertise, capability, insurance industry experience, the lead audit partner’s experience, and the quality of PwC’s communications with the Audit Committee. As a result of this process, the Audit Committee believes it to be in the best interests of the Company to retain PwC as its independent registered accounting firm. Representatives from PwC will attend the 2016 Annual Meeting, will be provided with the opportunity to make a statement and will be available to answer appropriate questions.

The Board recommends a vote FOR Proposal 5, approving the appointment of PwC as the Company’s Independent Registered Public Accounting Firm for 2016.

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OTHER MATTERS

Inspector of Election

Broadridge Investor Communication Solutions, Inc. (“Broadridge”) has been appointed as Inspector of Election for the 2016 Annual Meeting. Representatives of Broadridge will attend the 2016 Annual Meeting to receive votes and ballots, supervise the counting and tabulating of all votes and ballots and determine the results of the vote.

Costs of Solicitation

The solicitation of proxies will be made primarily by mail, however, directors, officers, employees and agents of the Company may also solicit proxies by telephone, internet or personal interview. Solicitation costs will be paid by the Company. Upon request, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to their principals.

Delivery of Documents to Members Sharing an Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, we are permitted to deliver a single copy of our proxy materials to members sharing the same address. Householding allows us to reduce our printing and postage costs and reduces the volume of duplicative information received at your household.

In the future, we will send only one Notice Regarding the Availability of Proxy Materials to members sharing the same address unless we receive instructions to the contrary from any member at that address. Those members who desire additional copies of this document or would like to receive separate copies of this document in the future may contact Broadridge Financial Solutions at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently receiving separate copies and wish to receive only one copy of future Proxy Statements, Annual Reports or individual Notices, in one envelope, for your household, please contact Broadridge at the above phone number or address.

Proposals by Members for the 2017 Annual General Meeting

If you wish to submit a proposal to be considered for inclusion in the Company’s proxy statement relating to the annual general meeting to be held in 2017, your proposal must be received by the Secretary in writing on or before December 14, 2016 and must comply with the requirements of Rule 14a-8 of the Exchange Act. Under the Company’s Bye-laws, if you wish to nominate a director or bring other business before the members at our 2017 annual general meeting without including your proposal in our proxy statement, you must notify the Secretary in writing between January 26, 2017 and February 25, 2017. Your notice must contain the specific information required by our Bye-laws, a copy of which is available free of charge to any member who requests a copy. All written notices should be sent to the Secretary at the address provided under the heading “Other Matters—Contact Information” in this Proxy Statement.

Contact Information

The Company’s corporate secretary may be contacted in writing at: Secretary, OneBeacon Insurance Group, Ltd., 14 Wesley Street, 5th floor, Hamilton HM 11, Bermuda.

By Order of the Board of Directors,

Sarah A. Kolar, Secretary

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YOU HAVE THREE WAYS TO VOTE:

ONEBEACON INSURANCE GROUP, LTD. ATTN: SARAH A. KOLAR 605 HIGHWAY 169 NORTH SUITE 800 PLYMOUTH, MN 55441	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions electronically. Have your Notice of Internet Availability of Proxy Matter or proxy card in your hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Have your Notice of Internet Availability of Proxy Matter or proxy card in your hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are a shareholder of record or hold shares through a broker or bank, your vote must be received by 11:59 p.m. Atlantic Time (10:59 p.m. Eastern Time) on May 24, 2016.

If you are a current or former employee voting shares held through the OneBeacon 401(k) plan, however, your vote with respect to those plan shares must be received by 11:00 a.m. Atlantic Time (10:00 a.m. Eastern Time) on May 23, 2016. Please consult the separate voting instructions provided for persons holding shares through the 401(k) plan.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05340-P73867	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ONEBEACON INSURANCE GROUP, LTD.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Lois W. Grady
	02)	T. Michael Miller
	03)	Lowndes A. Smith
	04)	Kent D. Urness

The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5.							For	Against	Abstain

2.	To authorize the election of the Board of Directors of Split Rock Insurance, Ltd.						☐	☐	☐

3.	To authorize the election of directors of Grand Marais Capital Limited.						☐	☐	☐

4.	To authorize the election of directors for any new designated subsidiary of the Company.						☐	☐	☐

5.	To approve the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2016.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

ONEBEACON INSURANCE GROUP, LTD.

Annual General Meeting of Members

Wednesday, May 25, 2016

12:00 noon Atlantic Time (11:00 a.m. ET)

Tucker’s Point Hotel

60 Tucker’s Point Drive

Hamilton Parish, Bermuda

Important Notice Regarding the Availability of Proxy Materials for the Annual Member Meeting:

The Notice & Proxy Statement and Annual Report on Form 10-K for 2015 are available at www.proxyvote.com.

E05341-P73867

This proxy is solicited by the Board of Directors for use at the Annual General Meeting on May 25, 2016 and any adjournment thereof.

By signing this proxy, you hereby appoint T. Michael Miller and Paul H. McDonough, and each of them, as proxies with full power of substitution, to vote all common shares you are entitled to vote at the 2016 Annual General Meeting of Members to be held Wednesday, May 25, 2016, at 12:00 noon Atlantic Time (11:00 a.m. ET) and at any adjournment thereof, upon the matters shown on the reverse side and any other matters that may properly come before the meeting or adjournments thereof (subject to any directions indicated on the reverse of this card), and revoke all former proxies.

The Common Shares represented by this proxy will be voted as specified, but if no specification is made, the shares will be voted “FOR” each of the Director nominees, “FOR” Proposal 2, “FOR” Proposal 3, “FOR” Proposal 4, and “FOR” Proposal 5 in the discretion of the named proxies on all other matters.

If Common Shares are held through the OneBeacon 401(k) plan, you are considered a named fiduciary who may direct Vanguard Fiduciary Trust Company, the trustee of the Company’s 401(k) plan, how to vote these shares. For shares which are not allocated to participant accounts or for shares for which no direction has been received, Vanguard will vote those shares in the same proportion as the shares for which direction has been received. Vanguard may, in exercising its fiduciary responsibility, disregard the direction on behalf of the unallocated shares and shares for which no direction was received and vote in its discretion where doing so would be consistent with the Employee Retirement Income Security Act.

Continued and to be signed on reverse side